Exhibit 4.35

NIO CHINA INVESTMENT AGREEMENT

BY AND AMONG

CMG-SDIC CAPITAL MANAGEMENT CO., LTD.

ANHUI PROVINCIAL EMERGING INDUSTRY INVESTMENT CO., LTD.

HEFEI CITY CONSTRUCTION AND INVESTMENT HOLDINGS (GROUP) CO., LTD.

NIO INC.

NIO NEXTEV LIMITED

NIO USER ENTERPRISE LIMITED

NIO POWER EXPRESS LIMITED

AND

NIO (ANHUI) HOLDING CO., LTD.

Hefei, China

April, 2020

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	5
2	THE TRANSACTION	9
3	PAYMENT OF CAPITAL INCREASE PRICE	15
4	CONDITIONS PRCEDENT TO CLOSING	23
5	TRANSITION PERIOD	25
6	REPRESENTATIONS AND WARRANTIES	27
7	INDEMNIFICATION UNDERTAKINGS	37
8	POST CLOSING OBLIGATION	38
9	TRANSACTION EXPENSES	42
10	CONFIDENTIALITY	42
11	FORCE MAJEURE	43
12	GOVERNING LAW AND DISPUTE RESOLUTION	43
13	EFFECTIVENESS, MODIFICATION AND TERMINATION	44
14	NOTICES AND DELIVERY	46
15	MISCELLANEOUS	47
Exhibit 1: Shareholding Structure of NIO Inc. before this Transaction
Exhibit 2: Shareholding Structure of NIO Inc. after the Completion of this Transaction
Exhibit 3: List of Restructure Assets
Exhibit 4: Disclosure Letter
Exhibit 5: List of Key Intellectual Properties
Exhibit 6: List of the Core Management Team
Exhibit 7: List of Other Core Personnel of the Target Company and Group Members

This NIO China Investment Agreement (this “Agreement”) is made on April 29, 2020 (the “Execution Date”) by and among:

1.    CMG-SDIC Capital Management Co., Ltd., a limited liability company duly established and existing under the Laws of the People’s Republic of China (“PRC” or “China”, for the purpose of this Agreement,  excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan), holding a business license with unified social credit code of 91130600MA094UG35F, and with its legal representative being GAO Guohua and registered office at West Dong Ao Wei Road, Rongcheng County, Baoding city, Hebei province (“SDIC”);

2.    Anhui Provincial Emerging Industry Investment Co., Ltd., a limited liability company duly established and existing under the Laws of the PRC, holding a business license with unified social credit code of 9134000032543101X1, and with its legal representative being HUANG Linmu and registered address at Room 301, Innovation Building, 860 Wangjiang West Road, High-tech District, Hefei City, Anhui Province (“Anhui High-tech Co.”);

3.    Hefei City Construction and Investment Holding (Group) Co., Ltd., a limited liability company duly established and existing under the Laws of the PRC, holding a business license with unified social credit code of 91340100790122917R, and with its legal representative being LI Hongzhuo and registered address at No. 229 Wuhan road, Binhu New District, Hefei City, Anhui Province (“Hefei Construction Co.” or the “Hefei Investor”);

4.    NIO Inc., a company duly organized and validly existing under the laws of the Cayman Islands and having its registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and currently listed on the New York Stock Exchange of the United States under the code of NIO (“NIO Inc.”);

5.    NIO Nextev Limited, a limited company duly organized and validly existing under the laws of Hong Kong Special Administrative Region, with company number of 2199750 and its registered address at 30th Floor, Jardine House, 1 Connaught Place, Central, Hong Kong (“NIO HK”);

6.    NIO User Enterprise Limited, a limited company duly organized and validly existing under the laws of Hong Kong Special Administrative Region, with company number of 2487823 and its registered address at 30th Floor, Jardine House, 1 Connaught Place, Central, Hong Kong (“UE HK”);

7.    NIO Power Express Limited, a limited company duly organized and validly existing under the laws of Hong Kong Special Administrative Region, with company number of 2472480 and its registered address at 30th Floor, Jardine House, 1 Connaught Place, Central, Hong Kong (“PE HK”, together with NIO HK and UE HK,“NIO HK Holding Platforms”, and together with NIO Inc.,  the “NIO Parties”); and

8.    NIO (Anhui) Holding Co., Ltd., a limited liability company duly organized and validly existing under the laws of the PRC with its unified social credit code of 91340111 MA2RAD3M4R, with its legal representative being WANG Zhenglin and its registered address at West Susong Road and North Shenzhen Road, Economic and Technological Development Zone, Hefei City, Anhui Province (the “Target Company” or the “Company”).

The above parties are referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

1.    NIO Inc. is a well-known company producing intelligent electric vehicles headquartered in China and listed on the New York Stock Exchange of the United States. It indirectly holds its PRC domestic operation companies through the NIO HK Holding Platforms.  NIO Inc.’s  PRC domestic operating entities include NIO Co., Ltd., Shanghai NIO Sales and Service Co., Ltd., NIO Energy Investment (Hubei) Co., Ltd. and other companies indirectly controlled by NIO Inc. under the aforesaid PRC domestic operating entities, and mainly engage in the Main Businesses (as defined below). As of the date hereof, the internal shareholding structure of NIO Inc. is set forth in Exhibit 1.

2.    The Target Company was established on November 28, 2017, with the registered capital of RMB 11 million as of the date hereof. It is a company wholly controlled by NIO Inc. through NIO HK and NIO UE in China. The Parties unanimously agree to NIO Inc.’s proposed investment of all of the following equity interests indirectly held by it into the Target Company: the equity interests of NIO Co., Ltd., Shanghai NIO Sales and Service Co., Ltd. and NIO Energy Investment (Hubei) Co., Ltd. (the “Equity Assets”, including the interests of other Group Members directly or indirectly held by the above entities), and investment of the assets necessary for the operation of the Main Businesses  (“Restructure Assets”, see Exhibit 3 for the list of Restructure Assets) in the Target Company. After investment of the above Restructure Assets into the Target Company has been completed, the Target Company will become the headquarter of the Group Members operating the Main Businesses of NIO Inc., and the Target Company will complete the Qualified IPO (as defined below) within China. The Investors and NIO HK will make monetary contributions to the Target Company pursuant to this Agreement to complete the equity investment in the Target Company.

3.    The NIO Parties shall complete the Asset Contribution and monetary contribution to the Target Company in accordance with this Agreement. The Investors shall invest in the Target Company in accordance with the terms and conditions of this Agreement, and, except for the Investors, the other shareholders or relevant parties of the Target Company shall agree and warrant that the Target Company and its shareholders shall accept the investment by the Investors in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, based on the principles of equality and mutual benefit and through friendly consultation, the Parties agree to enter into this Agreement with respect to the investment by the Investors in the Target Company in accordance with the Contract Law of the People’s Republic of China, the Company Law of the People’s Republic of China and other relevant PRC laws and regulations.

1           DEFINITIONS AND INTERPRETATION

1.1       Unless otherwise specified in this Agreement, the following terms shall have the following meanings:

Transaction	means	the definition in Article 2.1.3 hereof
Capital Increase in Cash	means	the monetary investment made by the Investors and the NIO Parties in the Target Company in accordance with this Agreement
Events of Force Majeure	means	the definition in Article 11.1 hereof
Restructure Assets	means	the assets Listed in Exhibit 3 hereto
Third Party Transaction	means	the definition in Article 5.4 of this Agreement
Affiliates	means

with respect to any person (including a corporation, unincorporated entity or natural person), any other person that directly or indirectly controls, is controlled by, or is under common control with, such person; with respect to an individual, his spouse, child, brother, sister, parent, spouse’s parent, trustee of any trust in which such individual or an immediate family member of such individual is a beneficiary or discretionary object, or any entity or company controlled by such person. For the avoidance of doubt, each shareholder of the Company shall constitute an Affiliate of the Company. “Control” means the possession of the power to direct the management and policies of another person directly or indirectly, whether through the ownership of voting securities, by contract or otherwise (for the avoidance of doubt, the ownership of more than 50% of voting securities of another person or the possession of the power to appoint a majority of the directors shall be deemed to have control)

Qualified IPO	means

the Target Company’s application for initial public offering and listing has been approved, reviewed, registered and recorded by the China Securities Regulatory Commission, Shanghai/Shenzhen Stock Exchange or other overseas securities issuance agencies acceptable to all Parties, and the Target Company has completed initial public offering and listing of its shares on a stock exchange market acceptable to all Parties (listing on the PRC National Equities Exchange and Quotations System shall not be considered as a Qualified IPO).

Investors	means	SDIC, Anhui High-tech Co., Hefei Construction Co. and/or the actual investing entity designated by the aforesaid persons
Investor Capital Increase Price	means	the definition in Article 2.1.1.1 hereof

SDIC Capital Increase Price	means	the definition in Article 2.1.1.1 hereof
Anhui High-tech Co. Capital Increase Price	means	the definition in Article 2.1.1.1 hereof
Hefei Investor Capital Increase Price	means	the definition in Article 2.1.1.1 hereof
NIO Parties Capital Increase Price	means	the definition in Article 2.1.1.2 hereof
Capital Increase Price	means	the definition in Article 2.1.1.2 hereof
Equity Contribution	means	the definition in Article 2.1.2.1 hereof
AMR Re-registration Completion Date	means	the definition in Article 4.11 hereof
Articles of Association	means	the definition in Article 2.5.1 hereof
Shareholders’ Agreement	means	the definition in Article 2.5.1 hereof
Share Reform	means	the definition in Article 2.1.2.3 hereof
Transition Period	means	the definition in Article 5.1 hereof
Closing	means	the definition in Article 3.5 hereof
Closing Date	means	the definition in Article 3.5 hereof
Transaction Documents	means	the definition in Article 2.5.1 hereof
Due Diligence Documents	means	the definition in Article 6.1.20 hereof
Special Losses	means	the definition in Article 7.2 hereof
Changing Party	means	the definition in Article 14.3 hereof
NIO Overdue Party	means	the definition in Article 3.3.2 hereof
Target Company	means	NIO (Anhui) Holding Co., Ltd.
Asset Contribution	means

the contribution of assets by the NIO Parties and the Target Company in accordance with Article 2.1.2. The shareholding structure of the Group Members under the Target Company upon completion of such asset contribution is set forth in Exhibit 2

Group Members	means	after the completion of Asset Contribution, the Target Company and entities directly or indirectly controlled by the Target Company by mean of equity or contractual control
Core Management Team	means	the senior management of the Target Company as listed in Exhibit 6
Execution Date	means	April 29, 2020
RMB	means	Chinese Yuan
Capital Increase Price	means	the definition in Article 2.1.1 hereof
Material Agreements	means	any contract, agreement or other form of document or arrangement meeting any of the following requirements: (i) the contract amount exceeds RMB 100 million; (ii) the contract amount exceeds RMB

10 million and the nature of such contract is beyond the scope of the Main Businesses of the Company; (iii) the contract amount exceeds RMB 100 million or such contract is a binding strategic cooperation contract containing exclusive terms, non-competition terms or other provisions restricting the operation of the Main Businesses of the Company; (iv) any contract or agreement of any nature between the Target Company and the Group Members as one party and the Core Management Team as the other party who are in-service or resigned within twelve (12) months; (v) any contract, agreement or arrangement (other than those incurred due to daily business operations) in connection with the sale or purchase of assets by the Company with the contract amount exceeding RMB 100 million; (vi) bonus, pension, retirement pension, share option, commercial insurance or similar agreements in connection with the Core Management Team; (vii) external investment contract, agreement, letter of intent or other arrangements of the Company in which the contract amount exceeds RMB 100 million; (viii) transfer and exclusive license agreement of the intellectual properties of the Company (regardless of whether the Company acts as the transferor, transferee, licensor or licensee); and (ix) other contracts which may have material effect on the assets and business of the Company.

Material Adverse Effect	means

with respect to (i) the Target Company, other Group Members and the Restructure Assets as a whole, or (ii) the Target Company, any circumstance as a result of which the Main Businesses is suspended and cannot be restored for more than one (1) month, or the Main Businesses is terminated, or the qualification, operation, financial conditions and other aspects of the Target Company are materially affected which is adverse to continuous and stable operation,  or otherwise would or could cause losses of more than RMB 100 million.

Principal Business	means

(i) Manufacturing, sale, purchase, after-sale repair and other supporting services of finished new-energy automobiles, supporting products for energy sources, parts, materials, components, machinery and equipment, as well as the technical development, technical services, technical transfer and technical consulting services relating thereto;

(ii) Investing in accordance with the law in the fields in which foreign investment is allowed by the State; (iii) Providing enterprises with such services as technical support in the process of production, sale and market development, staff training and internal personnel management of enterprises, and assisting the enterprises in seeking loans and providing guarantees; (iv) Engaging in research and development of new products and high technologies, transferring research and development achievements, and providing corresponding technical services; (v) Providing Investors with consulting services, and providing affiliated companies with such consulting services as market information related to investment and investment policies; and (vi) Wholesale, commission agency and import and export of goods and technologies of automobile parts

Balance Sheet Date	means	the definition in Article 6.1.5 of this Agreement
Authorities	means

within and outside the PRC, any international organization; national, state, provincial, local or other government; governmental, regulatory or administrative department, agency or commission or any court, tribunal or judicial or arbitration institution

AMR	means	the PRC State Administration for Market Regulation and its local counterparts

1.2       Headings to articles of this Agreement are included herein for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.

1.3       “Hereof”, “herein” and “hereunder” and other similar words refer to this Agreement as a whole instead of to any particular provision of this Agreement; references to any article are references to article of this Agreement, unless otherwise indicated.

1.4       “Include”, “includes” or “including” and similar words are not intended to be restrictive and shall be construed as if followed by the words “without limitation”.

1.5       All terms defined in this Agreement have the defined meanings herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

1.6       “Written” and comparable terms refer to printing, typing or other means of visible reproduction, including electronic media.

1.7       Each of the terms “above” and “below” and similar terms is inclusive of the number concerned.

1.8       References to a person are also to its successors and permitted transferees.

1.9       References to any  law, agreement, instrument or other document herein shall refer to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified.

1.10     Any reference to this Agreement or any other agreement shall be construed to include this Agreement or such other agreement as may be amended, modified, supplemented or novated.

2           THE TRANSACTION

2.1       Transaction Arrangements

2.1.1    Capital Increase in Cash

2.1.1.1         The total value of the Target Company and all of the Restructure Assets that shall be contributed by the NIO Parties into the Target Company in accordance with this Agreement (including all the equity interests in NIO Co., Ltd., Shanghai NIO Sales and Service Co., Ltd. and NIO Energy Investment (Hubei) Co., Ltd., which shall be contributed by the NIO HK Holding Platforms into the Target Company, and the other restructure assets that shall be contributed by the NIO Parties into the Target Company) shall be RMB 17.767.8 billion, which is 85% of the average of the market value of NIO Inc. based on the stock price of NIO Inc. in the 30 public trading days prior to April 21, 2020 published by the New York Stock Exchange.  The Parties agree that the Investors shall invest RMB 7 billion (“Investors Capital Increase Price”)  to subscribe for RMB 1,223,776,223.79 newly increased registered capital of the Target Company, representing 24.10% of equity interests in the Target Company after the completion of this Transaction, among which:

(i)         SDIC shall subscribe for RMB 174,825,174.83 of the Target Company’s newly increased registered capital at a price of RMB 1,000,000,000.00 (the “SDIC Capital Increase Price”), representing 3.44% of equity interest in the Target Company after the completion of this Transaction;

(ii)        Anhui High-tech Co. shall subscribe for RMB 174,825,174.83 of the Target Company’s newly increased registered capital at a price of RMB 1,000,000,000.00 (the “Anhui High-tech Co. Capital Increase Price”), representing 3.44% of equity interest in the Target Company after the completion of this Transaction;

(iii)       Hefei Investor shall subscribe for RMB 874,125,874.13 of the newly increased registered capital of the Target Company at a price of RMB 5,000,000,000.00 (the “Hefei Investor Capital Increase Price”), which represents 17.22% of equity interest in the Target Company after the completion of this Transaction.

Among the Investors Capital Increase Price, RMB 1,223,776,223.79 shall become the newly increased registered capital of the Target Company and RMB 5,776,223,776.21 shall be included as surplus in the capital reserves of the Target Company. Specifically:

Name of Shareholder	Capital Increase Price	Corresponding Registered Capital	Percentage of Equity Interests in the Target Company after Completion of the Transaction	Premium included as Surplus in the Capital Reserve
SDIC	1,000,000,000.00	174,825,174.83	3.44%	825,174,825.17
Anhui High-tech Co.	1,000,000,000.00	174,825,174.83	3.44%	825,174,825.17
Hefei Investor	5,000,000,000.00	874,125,874.13	17.22%	4,125,874,125.87
TOTAL	7,000,000,000.00	1,223,776,223.79	24.10%	5,776,223,776.21

2.1.1.2         The Parties agree that UE HK shall subscribe for RMB 744,755,244.76 of the newly increased registered capital of the Target Company at the price of RMB 4.26 billion (equivalent to US$ 602.1 million) (the “NIO Parties Capital Increase Price”, together with the Investors Capital Increase Price, the “Capital Increase Price”) in accordance with this Agreement, representing 14.68% of equity interest in the Target Company after the completion of this Transaction,  RMB 744,755,244.76 of which shall be the newly increased registered capital of the Target Company and RMB 3,515,244,755.24 of which shall be included as surplus in the capital reserves of the Target Company.

2.1.2    Asset Contribution

The Parties agree that the NIO Parties shall carry out Asset Contribution to the Target Company (the “Asset Contribution”), the Restructure  Assets will be invested into the Target Company at the price of RMB 17,704,785,800.00 to subscribe for RMB 3,095,242,272.71 of the newly increased registered capital of the Target Company,  representing 61.00% of equity interest in the Target Company after the completion of the Transaction,  RMB 3,095,242,272.71 of which shall be the newly increased registered capital of the Target Company and RMB 14,609,543,527.29 of which shall be included as surplus in the capital reserves of the Target Company.

In connection with the Asset Contribution,  the NIO Parties shall complete the Asset Contribution in the Target Company through subscription for capital increase by the NIO HK Holding Platforms, and after the completion of the Transaction, the NIO HK Holding Platforms shall hold equity interest in the

Target Company based on the following percentages. For the avoidance of doubt, the following table only sets forth the equity interests in the Target Company obtained through the Restructure Assets contribution by the NIO HK Holding Platforms:

Name of Shareholder	Amount of Restructure Assets Contribution	Corresponding Registered Capital	Percentage of Equity Interests in the Target Company after Completion of the Transaction	Premium included as Surplus in the Capital Reserve
NIO Nextev Limited	14,491,793,115.73	2,533,530,264.99	49.92%	11,958,262,850.74
NIO User Enterprise Limited	2,870,760,400.30	501,881,188.84	9.90%	2,368,879,211.46
NIO Power Express Limited	342,232,283.97	59,830,818.88	1.18%	282,401,465.09
TOTAL	17,704,785,800.00	3,095,242,272.71	61.00%	14,609,543,527.29

The NIO Parties hereby warrant that:

2.1.2.1         The investment of all equities of NIO Co., Ltd., Shanghai NIO Sales and Service Co., Ltd. and NIO Energy Investment (Hubei) Co., Ltd. in the Target Company to subscribe for the corresponding newly increased registered capital (“Equity Contribution”) shall be completed no later than sixty (60) business days after the date of this Agreement. The date of such completion shall be the date on which applicable re-registration with the market supervision and administration authorities is completed.

2.1.2.2         Transfer of the ownership of the Restructure  Assets (as listed in Exhibit 3, excluding the intellectual properties of NIO Co., Ltd.) other than the Equity Contribution to the Target Company shall be completed no later than one (1) year after the Closing.

2.1.2.3         The Target Company shall be changed from a limited liability company to a company limited by shares (“Share Reform”) before December 31, 2021 (or at other times agreed by the Parties). The date of the completion of such Share Reform shall be the date when the new business license of the Company as a company limited by shares is issued by local AMR.

2.1.2.4         The NIO Parties shall engage an appraisal agency with securities and futures operating qualifications to evaluate the non-monetary contributions (including all Restructure Assets) in this Transaction (the evaluation baseline date shall be December 31, 2019). The above evaluation shall be completed before the baseline date of the Target Company’s Share Reform audit. If the appraisal value of these non-monetary contributions determined by the appraisal report issued by the appraisal agency at that time is lower than the value of the non-monetary contribution of the NIO Parties in this Transaction agreed under this Agreement, the NIO Parties shall make up the difference by cash within thirty (30) business days as from the date of issuance of such appraisal report. If the NIO Parties fail to complete the above cash make-up, the Target Company shall make capital reduction to the NIO Parties based on the appraisal results, so as to ensure that the Target Company's registered capital is sufficient.

2.1.2.5         Before the Target Company submits an application for Qualified IPO, if it is necessary to evaluate and review the non-monetary investment assets in accordance with the relevant laws and regulations, the requirements of the competent regulatory agency or the listing review authority, the Target Company shall engage an appraisal agency with securities and futures operating qualifications to evaluate the value of the NIO Parties’ non-monetary investment in the Transaction at the time of capital contribution. If the appraisal value of these non-monetary contributions determined in the appraisal at that time is lower than the price in this Transaction, the NIO Parties shall make up the difference by cash to ensure that the Qualified IPO be conducted smoothly.

2.1.3    This Transaction

In accordance with this Agreement, after the completion of this Capital Increase in Cash by the Investors and the NIO Parties and the  Asset Contribution by the NIO Parties (this “Transaction”), the equity structure of the Target Company shall be as  set forth in Exhibit 2 hereto.

2.1.4    Termination and Waiver

The NIO Parties hereby waive the pre-emptive right, the right of first refusal and any other priority rights relating to this Transaction available under applicable PRC laws, the Articles of Association, any previous agreements entered into among the direct/indirect shareholders of the Target Company.  The NIO Parties warrant that no third party or indirect shareholder shall have the pre-emptive right, the right of first refusal or any other prior or preemptive rights with respect to this Transaction.

2.2       Equity Structure of the Target Company after the Completion of this Transaction

As of the Closing Date, the registered capital of the Target Company shall be RMB 5,074,773,741.26. The amount of subscribed registered capital of each shareholder of the Target Company and the shareholding percentage of the shareholders in the Target Company shall be as follows:

Name of Shareholder	Subscribed Capital Contribution (RMB)	Percentage of Subscribed Capital Contribution

NIO Nextev Limited	2,539,030,264.99	50.03%
NIO User Enterprise Limited	1,252,136,433.60	24.69%
NIO Power Express Limited	59,830,818.88	1.18%
SDIC	174,825,174.83	3.44%
Anhui High-tech Co.	174,825,174.83	3.44%
Hefei Investor	874,125,874.13	17.22%
TOTAL	5,074,773,741.26	100%

2.3       Shareholders’ Rights

2.3.1    As from the Closing Date, the Investors shall become the shareholders of the Target Company and enjoy shareholder rights in accordance with laws and regulations. The capital reserves, accumulated undistributed profits and other matters of the Target Company on the date of receipt of the first capital increase price shall be enjoyed by the then current shareholders of the Target Company in proportion to their paid-in capital contributions.

2.3.2    As  from the Closing Date, the NIO Parties and the Investors shall be entitled to the profits and bear the losses of the Target Company in proportion to their paid-in capital contributions in accordance with this Agreement.

2.3.3    The equity interests obtained by the Investors in connection with this Transaction shall be entitled to various rights granted to the Investors by laws, regulations and the Transaction Documents. If any rights granted to the Investor under the Transaction Documents cannot be fully realized due to restrictions imposed by the  laws of the PRC, the NIO Parties, the Target Company and other Group Members shall adopt other methods permitted by the laws of the PRC to realize the rights and interests of the Investor under the Transaction Documents to the fullest extent.

2.4       Purpose of Increased Capital

Unless otherwise provided in the Transaction Documents or agreed upon by the Parties, the NIO Parties and the Target Company warrant that the Capital Increase Price under this Transaction shall be fully used for the development of the Main Businesses of the Target Company and the Group Members. The Capital Increase Price shall not be possessed or used by the Affiliates of the Target Company, shall not be lent to the Affiliates of the Target Company or any other third parties for use, shall not be used for investment or shareholding of financial assets such as stocks and shall not be used to provide security in any form for the NIO Parties or other shareholders of the Target Company (if any) or any third party.

Without the prior written consent of the Investors,  no funding transaction shall exist between the Target Company and other Group Members, on one hand, and the NIO Parties or the Affiliates of the Target Company, on the other hand, other than those arising from related-party transactions approved by the internal competent authorities of the Company.

2.5       Execution of Transaction Documents and Registration of Change

2.5.1    The Parties agree to enter into, in respect of this Transaction, on the date of this Agreement (i) the NIO China Shareholders Agreement (the “Shareholders Agreement”); (ii) the Articles of Association of NIO China (the “Articles of Association”); and (iii) other ancillary agreements, resolutions and other documents which are necessary for the completion of this Transaction or are executed upon request of the Investors (the above documents and this Agreement collectively referred to as the “Transaction Documents”).

2.5.2    The NIO Parties and the Target Company shall be responsible for completing the registration and filing formalities for this transaction with the AMR or other Authorities,  for which the Investors shall provide necessary cooperation. The Parties agree to execute necessary and reasonable legal documents required by the AMR and other Authorities from time to time to cause the completion of the registration and/or filing procedures necessary for this Transaction as soon as practicable.

2.5.3    Matters that relate to this Transaction but are not mentioned in this Agreement and the Shareholders’ Agreement shall be governed by the Articles of Association and other Transaction Documents. In the event of any conflict or discrepancy between the Articles of Association and this Agreement or the Shareholders’ Agreement or in the absence of any specific provision in the Articles of Association, this Agreement and the Shareholders’ Agreement shall prevail.

3          PAYMENT OF CAPITAL INCREASE PRICE

3.1       Payment of Capital Increase Price

3.1.1    Payment of First Installment of Capital Increase Price:

(1) On the fifth (5th) business day after all of the Investor’s closing conditions have been proved to be satisfied or waived, SDIC shall pay all SDIC Capital Increase Price of RMB 1,000,000,000.00 to the bank account opened by the Target Company, of which RMB 174,825,174.83 shall be included in the registered capital of the Target Company and RMB 825,174,825.17 shall be included in the capital reserves of the Target Company.  SDIC may designate a fund managed by it as the payment entity to pay the capital increase price, and when the fund managed by SDIC pays  RMB 1,000,000,000.00 in full to the bank account opened by the Target Company, it shall be deemed as the completion of the payment obligation of SDIC under this Agreement. Upon such completion and provided that the aforementioned fund managed by SDIC has signed the Joinder Agreement in the form of Exhibit I attached hereto, such fund managed by SDIC shall enjoy the rights under this Agreement and the Shareholder Agreement, and shall bear the obligations of SDIC under this Agreement, the Shareholder Agreement and other Transaction Documents (if applicable);

(2) In principal, on the fifth (5th) business day after all of the Investor’s closing conditions have been proved to be satisfied or waived, but in no event later than September 30, 2020, Anhui High-tech Co. shall pay all Anhui High-tech Co. Capital Increase Price of RMB 1,000,000,000.00 to the bank account opened by the Target Company, of which RMB 174,825,174.83 shall be included in the registered capital of the Target Company and RMB 825,174,825.17 shall be included in the capital reserves of the Target Company. Any third party designated by Anhui High-tech Co. may pay the capital increase price together with Anhui High-tech Co., and when Anhui High-tech Co. and its designated third party(ies) pay  RMB 1,000,000,000.00 in full to the bank account opened by the Target Company, it shall be deemed as the completion of the payment obligation of Anhui High-tech Co. under this Agreement. Upon such completion and provided that the aforementioned third party(ies) have signed the Joinder Agreement in the form of Exhibit I attached hereto in accordance with Article 14.2 of the Shareholder Agreement, such third party(ies) shall jointly enjoy the rights under this Agreement and the Shareholder Agreement with Anhui High-tech Co., and shall jointly bear the obligations of Anhui High-tech Co. under this Agreement, the Shareholder Agreement and other Transaction Documents (if applicable);

(3) On the fifth (5th) business day after all of the Investor’s closing conditions have been proved to be satisfied or waived, UE HK shall pay three tenths (3/10) of the NIO Parties’ Capital Increase Price, i.e., RMB 1.278 billion, to the bank account opened by the Target Company, of which RMB 223,426,573.43 shall be included in the registered capital of the Target Company and RMB 1,054,573,426.57 shall be included in the capital reserves of the Target Company;

(4) On the fifth (5th) business day after all of the Investor’s closing conditions have been proved to be satisfied or waived, Hefei Investor shall pay three tenths (3/10) of the Hefei Investor Capital Increase Price, i.e., RMB 1.5 billion to the bank account of the Target Company, of which, RMB 262,237,762.24 shall be included in the registered capital of the Target Company, and RMB 1,237,762,237.76 shall be included in the capital reserves of the Target Company.  Hefei Investor may designate third party(ies) to participate in the payment of such capital increase price.  Payment by Hefei Investor and its designated third party(ies) of RMB 1,500,000,000.00 in full to the bank account opened by the Target Company shall be deemed as the completion of the payment obligation of the Hefei Investor under this agreement. Upon such completion and provided that the aforementioned third party(ies) have signed the Joinder Agreement in the form of Exhibit I attached hereto in accordance with the provisions of Article 14.2 of the Shareholder Agreement, such third party(ies) will jointly enjoy the rights under this Agreement and the Shareholder Agreement with Hefei Investor, and shall jointly bear the obligations of Hefei Investor under this Agreement, the Shareholder Agreement and other Transaction Documents (if applicable) in proportion to their actual payment.

Specifically:

Name of Shareholder	First Installment of Capital Increase Price	Corresponding Registered Capital	Premium included as Surplus in the Capital Reserve
SDIC	1,000,000,000.00	174,825,174.83	825,174,825.17
Anhui High-tech Co.	1,000,000,000.00	174,825,174.83	825,174,825.17
Hefei Investor	1,500,000,000.00	262,237,762.24	1,237,762,237.76
UE HK	1,278,000,000.00	223,426,573.43	1,054,573,426.57
TOTAL	4,778,000,000.00	835,314,685.33	3,942,685,314.67

3.1.2    Payment of the Second Installment of the Capital Increase Price:

(1) UE HK shall pay three tenths (3/10) of the NIO Parties’ Capital Increase Price, i.e., RMB 1.278 billion, to the bank account opened by the Target Company on or before June 30, 2020, of which RMB 223,426,573.43 shall be included in the registered capital of the Target Company and RMB 1,054,573,426.57 shall be included in the capital reserves of the Target Company;

(2) Hefei Investor shall pay three tenths (3/10) of the Hefei Investor Capital Increase Price, i.e., RMB 1.5 billion, to the bank account of the Target Company on or before June 30, 2020, of which RMB 262,237,762.24 shall be included in the registered capital of the Target Company, and RMB 1,237,762,237.76 shall be included in the capital reserves of the Target Company. Hefei Investor may designate third party(ies) to participate in the payment of such capital increase price. Payment by Hefei Investor and its designated third party(ies) of RMB 1,500,000,000.00 in full to the bank account opened by the Target Company  shall be deemed as the completion of the payment obligation of the Hefei Investor under this agreement. Upon such completion and provided that the aforementioned third party(ies) have signed the Joinder Agreement in the form of Exhibit I attached hereto in accordance with the provisions of Article 14.2 of the Shareholder Agreement, such third party(ies) will jointly enjoy the rights under this Agreement and the Shareholder Agreement with Hefei Investor, and shall jointly bear the obligations of Hefei Investor under this Agreement, the Shareholder Agreement and other Transaction Documents (if applicable) in proportion to their actual payment.

Specifically:

Name of Shareholder	Second Installment of Capital Increase Price	Corresponding Registered Capital	Premium included as Surplus in the Capital Reserve

Hefei Investor	1,500,000,000.00	262,237,762.24	1,237,762,237.76
UE HK	1,278,000,000.00	223,426,573.43	1,054,573,426.57
TOTAL	2,778,000,000.00	485,664,335.67	2,292,335,664.33

3.1.3    Payment of the Third Installment of the Capital Increase Price:

(1) UE HK shall pay one-fifth (1/5) of the NIO Parties’ Capital Increase Price, i.e., RMB 852 million, to the bank account opened by the Target Company on or before September 30, 2020, of which RMB 148,951,048.94 shall be included in the registered capital of the Target Company, and RMB 703,048,951.06 shall be included in the capital reserves of the Target Company;

(2) Hefei Investor shall pay one fifth (1/5) of the Hefei Investor Capital Increase Price, i.e., RMB 1 billion, to the bank account opened by the Target Company on or before September 30, 2020, of which RMB 174,825,174.83 shall be included in the registered capital of the Target Company and RMB 825,174,825.17 shall be included in the capital reserves of the Target Company.  Hefei Investor may designate third party(ies) to participate in the payment of such capital increase price. Payment by Hefei Investor and its designated third party(ies) of RMB 1,000,000,000.00 in full to the bank account opened by the Target Company  shall be deemed as the completion of the payment obligation of the Hefei Investor under this agreement. Upon such completion and provided that the aforementioned third party(ies) have signed the Joinder Agreement in the form of Exhibit I attached hereto in accordance with the provisions of Article 14.2 of the Shareholder Agreement, such third party(ies) will jointly enjoy the rights under this Agreement and the Shareholder Agreement with Hefei Investor, and shall jointly bear the obligations of Hefei Investor under this Agreement, the Shareholder Agreement and other Transaction Documents (if applicable) in proportion to their actual payment.

Specifically:

Name of Shareholder	Third Installment of Capital Increase Price	Corresponding Registered Capital	Premium included as Surplus in the Capital Reserve
Hefei Investor	1,000,000,000.00	174,825,174.83	825,174,825.17
UE HK	852,000,000.00	148,951,048.94	703,048,951.06
TOTAL	1,852,000,000.00	323,776,223.77	1,528,223,776.23

3.1.4    Payment of Fourth Installment of Capital Increase Price:

(1) UE HK shall pay one tenth (1/10) of the NIO Parties’ Capital Increase Price, i.e., RMB 426 million, to the bank account opened by the Target Company on or before December 31, 2020, of which RMB 74,475,524.48 shall be included in the registered capital of the Target Company, and RMB 351,524,475.52 shall be included in the capital reserves of the Target Company;

(2) Hefei Investor shall pay one tenth (1/10) of the Hefei Investor Capital Increase Price, i.e., RMB 500,000,000.00, to the bank account opened by the Target Company on or before December 31, 2020, of which RMB 87,412,587.41 shall be included in the registered capital of the Target Company and RMB 412,587,412.59 shall be included in the capital reserves of the Target Company.  Hefei Investor may designate third party(ies) to participate in the payment of such capital increase price. Payment by Hefei Investor and its designated third party(ies) of RMB 500,000,000.00 in full to the bank account opened by the Target Company shall be deemed as the completion of the payment obligation of the Hefei Investor under this agreement. Upon such completion and provided that the aforementioned third party(ies) have signed the Joinder Agreement in the form of Exhibit I attached hereto in accordance with the provisions of Article 14.2 of the Shareholder Agreement, such third party(ies) will jointly enjoy the rights under this Agreement and the Shareholder Agreement with Hefei Investor, and shall jointly bear the obligations of Hefei Investor under this Agreement, the Shareholder Agreement and other Transaction Documents (if applicable) in proportion to their actual payment.

Specifically:

Name of Shareholder	Fourth Installment of Capital Increase Price	Corresponding Registered Capital	Premium included as Surplus in the Capital Reserve
Hefei Investor	500,000,000.00	87,412,587.41	412,587,412.59
UE HK	426,000,000.00	74,475,524.48	351,524,475.52
TOTAL	926,000,000.00	161,888,111.89	764,111,888.11

3.1.5    Payment of the Fifth Installment of the Capital Increase Price:

(1) UE HK shall pay one tenth (1/10) of the NIO Parties’ Capital Increase Price, i.e., RMB 426 million, to the bank account opened by the Target Company on or before March 31, 2021, of which RMB 74,475,524.48 shall be included in the registered capital of the Target Company, and RMB 351,524,475.52 shall be included in the capital reserves of the Target Company;

(2) Hefei Investor shall pay one tenth (1/10) of the Hefei Investor Capital Increase Price, i.e., RMB 500,000,000.00, to the bank account opened by the Target

Company on or before March 31, 2021, of which RMB 87,412,587.41 shall be included in the registered capital of the Target Company and RMB 412,587,412.59 shall be included in the capital reserves of the Target Company. The Parties agree that if the NIO Parties fail to transfer ownership of the intellectual properties in the Asset Contribution to the Target Company before March 31, 2021, Hefei Investor will be entitled to delay its payment of the fifth installment under this Article 3.1.5. After the NIO Parties have completed transfer of the ownership of the intellectual properties,  Hefei Investor shall immediately fulfill its payment obligation in respect of its fifth installment. Hefei Investor may designate any third party to participate in the payment of such capital increase price. Payment by Hefei Investor and its designated third party of  RMB 500,000,000.00 in full to the bank account opened by the Target Company  shall be deemed as the completion of the payment obligation of the Hefei Investor under this Agreement. Upon such completion and provided that the aforementioned third party has signed the Joinder Agreement in the form of Exhibit I attached hereto in accordance with the provisions of Article 14.2 of the Shareholder Agreement, such third party will jointly enjoy the rights under this Agreement and the Shareholder Agreement with Hefei Investor, and shall jointly bear the obligations of Hefei Investor under this Agreement, the Shareholder Agreement and other Transaction Documents (if applicable) in proportion to their actual payment.

Specifically:

Name of Shareholder	Fifth Installment of Capital Increase Price	Corresponding Registered Capital	Premium included as Surplus in the Capital Reserve
Hefei Investor	500,000,000.00	87,412,587.41	412,587,412.59
UE HK	426,000,000.00	74,475,524.48	351,524,475.52
TOTAL	926,000,000.00	161,888,111.89	764,111,888.11

3.1.6    The Investors and UE HK shall pay the Capital Increase Price to the bank account designated by the Target Company.

3.1.7    The Target Company shall confirm receipt of each installment of the Capital Increase Price in writing to Investors and UE HK on the date of such receipt.

3.1.8    The Capital Increase Price payable in US Dollars shall be converted into RMB at the middle exchange rate between US Dollars and RMB of 1:7.0752 released by the People’s  Bank of China on April 21, 2020 and paid to the Target Company upon conversion.

3.2     Post-Closing Auditing

3.2.1    After the completion of the contribution of Equity Assets and before the payment of the first installment of the Capital Increase Price,  the NIO Parties shall conduct a comprehensive audit on the Target Company and the Restructure Assets (the “Post-Closing Auditing”) to review: (i) whether the contribution of Equity Assets has been completed and all the Equity Assets have been fully invested into the Target Company in compliance with relevant regulations; (ii) whether the financial status of the Target Company and the Restructure Assets has no material adverse effect from the Balance Sheet Date to the Closing Date; (iii) whether there is no event, fact, condition, change or other circumstances that have or are reasonably expected to have material adverse effect on the assets, financial structure, liabilities, technologies, profit prospect and ordinary operation of the Target Company and the Restructure Assets;  and (iv) conduct a comprehensive audit on the balance sheet, profits, cash flow, and other matters with respect to the Target Company and the Restructure Assets of year 2019 and year 2020 till the benchmark date of auditing;

3.2.2    The NIO Parties shall immediately conduct Post-Closing Auditing and determine the baseline date for Post-Closing Auditing within two (2) business days after completion of the contribution of Equity Assets, and the Target Company shall complete Post-Closing Auditing within forty-five (45)  business days after the Closing and issue to the Investors the Audit Report of the year of 2019 audited by PwC and for the period ending on the baseline date of auditing.

3.3       If any NIO Party  or Investor fails to pay any installment of the Capital Increase Price in accordance with this Agreement, with respect to any installment of the Capital Increase Price paid by any overdue Party:

3.3.1    From the expiry of the Capital Increase Price payment period to the latest of (i) the completion of the payment of Capital Increase Price by the overdue Party and/or (ii) the completion of the Transfer of the unpaid registered capital in accordance with Article 3.3.2 and/or (iii) the completion of the capital reduction  (the date of completion of the transfer of unpaid registered capital and the date of completion of the capital reduction shall be the date of the completion of the relevant AMR registration). For each day of delay, such overdue Party shall pay to the Target Company 0.02% of the unpaid Capital Increase Price as overdue fine. For the avoidance of doubt, if the NIO Parties fail to transfer the intellectual property rights listed in Exhibit 3  (but excluding the intellectual property rights under the name of NIO Co., Ltd.) within one (1) year after the Closing due to intention or negligence, the NIO Parties shall pay the overdue fine to the Target Company,  which shall be 0.02% of the unpaid Capital Increase Price for each day of delay.

3.3.2    If any NIO Party (the “NIO Overdue Party”) fails to pay any installment of the Capital Increase Price on time in accordance with this Agreement, then as from sixty (60) days after the expiry  of the Capital Increase Price payment period for such installment or as from the date on which the NIO Party  notifies the Target Company,  SDIC,  Anhui High-tech Co. and Hefei Investor in writing of its failure to perform the obligation to pay the Capital Increase Price, SDIC,  Anhui High-tech Co. and Hefei Investor shall have the right to notify the NIO Overdue Party and the Target Company in writing and request the NIO Overdue Party to transfer the outstanding registered capital corresponding to the overdue Capital Increase Price to SDIC,  Anhui High-tech Co., Hefei Investor or the third party designated by them free of charge, and SDIC, Anhui High-tech Co., Hefei Investor or the third party designated by them shall pay the total subscription price that is calculated using the subscription price per newly increased registered capital in this Transaction. The NIO Overdue Party shall, within twenty (20) business days from the date of receiving the aforesaid written notice, transfer the aforesaid unpaid registered capital to SDIC,  Anhui High-tech Co., Hefei Investor or any third party designated thereby free of charge, and shall complete the re-registration formalities with AMR and other competent Authorities. If after the transfer, the transferee cannot pay the capital increase price, SDIC,  Anhui High-tech Co. and Hefei Investor shall be entitled to require the Target Company to decrease such overdue and unpaid registered capital in accordance with applicable laws and the Articles of Association of the Target Company. If SDIC,  Anhui High-tech Co. and Hefei Investor exercise the rights described in this Article at the same time, they shall exercise such rights in proportion to their paid-in capital contributions to the Target Company.

3.3.3    If the NIO Overdue Party fails to pay the Capital Increase Price within sixty (60) days after the expiry of the Capital Increase Price payment period for such installment,  and SDIC,  Anhui High-tech Co. and Hefei Investor choose not to exercise or only partially exercise the right provided under Article 3.3.2 hereof to request the NIO Overdue Party to transfer the unpaid registered capital without consideration, then with respect to the part of the unpaid registered capital that SDIC,  Anhui High-tech Co. and Hefei Investor do not exercise the right,  SDIC,  Anhui High-tech Co. and Hefei Investor shall have the right to request the Target Company to decrease such overdue and unpaid registered capital in accordance with applicable laws and the Articles of Association of the Target Company.

3.3.4   Once  the NIO Parties have paid the NIO Parties Capital Increase Price for the current installment, and have provided the Investors with the bank receipts and other supporting materials for the current payment, the Investors shall pay their respective installment of the Capital Increase Price within the corresponding time period specified in this Agreement. The following circumstances will not be considered as overdue payment by the Investors, and the Investors do not need to pay an overdue fine:

(1) the NIO Parties fail to make due payment of any installment of NIO Parties Capital Increase Price, which causes the Investors’ failure to pay the same installment of the Capital Increase Price in time;

(2) the NIO Parties fail to provide the Investors with bank receipts and other supporting materials when or after the NIO Parties Capital Increase Price has been paid,  which causes the Investors’ failure to pay the same installment of Capital Increase Price in time; and

(3) the NIO Parties fail to transfer the intellectual property rights listed in Exhibit 3  (but excluding the intellectual property rights under the name of NIO Co., Ltd.) within one (1) year after the Closing, which causes Hefei Investor’s failure to pay the last installment of its Capital Increase Price on or before March 31, 2021.

3.3.5    For the avoidance of doubt, exercise by SDIC,  Anhui High-tech Co. and Hefei Investor of their rights set forth in this Article 3.3 shall not release the NIO Overdue Party from any obligation to pay the overdue fine.

3.4       Capital Verification, Investment Certificate and Register of Shareholders

3.4.1    The Target Company shall, within ten (10) business days after the Investors  and the NIO Parties make each installment payment for the Capital Increase Price in cash, complete the capital verification for the relevant installment of capital increase and deliver a scanned copy of the original capital verification report to the Investors and the NIO Parties.

3.4.2    The Target Company shall issue corresponding capital contribution certificates to the Investors and NIO HK Holding Platforms  on the date when the respective installments of Capital Increase Price are paid and the respective installments of capital contributions of the Restructure  Assets are completed by the Investors and NIO HK Holding Platforms. A capital contribution certificate shall specify the following items: name of the Target Company, date of establishment, registered capital, name of shareholders, amount of subscribed capital contribution, amount of paid-in capital contribution, shareholding ratio, date of payment of capital contribution, serial number and date of issuance of the capital contribution certificate. The capital contribution certificates shall be signed by the legal representative of the Target Company and affixed with the seals of the Target Company.

3.4.3    The Target Company shall register and maintain a register of shareholders, and prepare a new register of shareholders  for this Transaction as of the Closing Date. Such register of shareholders shall be kept by the board of directors after it is affixed with the seal of the Target Company, and an original shall be provided to the Investors within five (5) business days after the Closing Date.

3.5       Closing Date

The date on which the Investors pay the first installment of Capital Increase Price in accordance with the provisions of Article 3 of this Agreement (“Closing”) shall be referred to as the closing date  (the “Closing Date”).

4           CONDITIONS PRCEDENT TO CLOSING

Unless waived by the Investors in writing, the obligations of the Investors to carry out the

Closing shall be subject to the satisfaction of each of the following conditions precedent:

4.1       There is no judgment, award, ruling, decree or injunction of any PRC laws, court, arbitral body or competent governmental Authorities that restricts, prohibits or cancels this Transaction, nor is there pending or potential litigation, arbitration, judgment, ruling, ruling or injunction which, in the reasonable, good faith judgment of the Investors, has had or will have material adverse effect on this Transaction, including restricting, prohibiting or cancelling this Transaction;

4.2       The Target Company and its existing shareholders as of the Execution Date shall have made resolutions approving the execution of the Transaction Documents and this Transaction at the shareholders’ meeting, and the shareholders of the Target Company have waived in writing the applicable right of first refusal and/or pre-emptive right;

4.3       The Target Company shall have obtained all third party permits for the execution and performance of the Transaction Documents. The execution and performance of the Transaction Documents will not result in the breach by the Target Company and other Group Members of any applicable laws of the PRC or any contracts, agreements or other documents applicable to them;

4.4       Completion by the Target Company and the NIO Parties of the execution of various Transaction Documents, including this Agreement, the Shareholders’ Agreement, the Articles of Association or the Amendment to the Articles of Association and other ancillary agreements, resolutions and other documents necessary for the consummation of this Transaction or reasonably requested by the Investors, including, without limitation, all filing and registration application materials required by the market supervision and administration Authorities in connection with this Transaction;

4.5       The representations, representations and warranties made by the Target Company and the NIO Parties under Article 6 hereof shall continue to be true, complete and accurate, and the covenants required by the Transaction Documents to be performed on or prior to the Closing Date shall have been performed. There is no breach of the Transaction Documents;

4.6       The financial condition of the Target Company and the Restructure  Assets has no Material Adverse Effect as from the Balance Sheet Date to the Closing Date;

4.7       The requisite assets of the Target Company and the Group Members in connection with their Main Businesses are fully kept and all requisite professional technicians have been retained;

4.8       As  from the date hereof until the Closing Date, there is no event, fact, condition, change or other circumstance that has had or is reasonably expected to have Material Adverse Effect on the assets, financial structure, liabilities, technologies, profit prospect, normal operation and asset contribution of the Target Company and other Group Members;

4.9       The Core Management Team and other key personnel of the Target Company and the Group Members as listed in Exhibit 7  (including without limitation the management personnel and key technical personnel of the Target Company to be disclosed at the time of application for a Qualified IPO by the Target Company) have respectively entered into a letter of undertaking to warrant that (i) they shall serve at the Target Company or other Group Members until three (3) years after the Qualified IPO of the Target Company is completed; (ii) they shall not participate in any competing business, and shall not participate in any competing business through their relatives or other Affiliates, during their term of office and within two (2) years after they leave the Target Company or other Group Members; (iii) before the completion of the Qualified IPO of the Target Company, they shall not directly or indirectly transfer or dispose of the interests or shares (if any) they have at the level of the Target Company or management/employee share incentive platform; (iv) the Core Management Team and other key personnel do not act in violation of their non-compete obligation (including any violation action conducted with any third party);

4.10     each of SDIC and Hefei Investor has nominated one  (1) candidate whom has been duly appointed as the directors of the Target Company, and the board of directors of the Target Company shall have been duly composed in accordance with the Shareholders’ Agreement and the Articles of Association of the Target Company;

4.11     Anhui High-tech Co. and Hefei Investor have both obtained their necessary approvals related to state-owned investment;

4.12     The Target Company shall have completed the re-registration relating to change of its shareholding structure and directors involved in this Transaction with the AMR (the date on which the re-registration is completed shall be referred to as the “AMR Re-registration Completion Date”);

4.13     NIO HK Holding Platforms have completed Equity Contribution in accordance with Article 2.1.2 hereof and PwC has issued to NIO Inc. the audit report for 2019, and except for the following issues, there is no other non-standard audit opinions: (i) sustainable operation matters; and (ii) internal control deficiencies related to the lack of financial experts who are sufficiently familiar with US accounting standards;

4.14     The NIO Parties have signed a letter of engagement with PWC to appoint PWC as the auditor for post-closing auditing matters;

4.15     The Target Company has signed an agreement with the NIO Parties regarding the injection of intellectual property rights under the Asset Contribution (see Exhibit 3 for details, but excluding the intellectual property rights of NIO Co., Ltd.) and the use of intellectual property rights during the change of ownership. Such agreement shall stipulate that the Target Company and Group Members have the right to use these intellectual property rights free of charge and exclusively before the registration of the change of ownership of these intellectual property rights is completed in accordance with this Agreement. If the NIO Parties or its Affiliates are using or intend to use such intellectual property rights, it shall be approved by the Target Company in accordance with the laws of the PRC, the United States and other countries and a license agreement shall be signed with the Target Company;

4.16     The NIO Parties have engaged lawyers practicing in the jurisdiction where NIO Inc. is listed to provide  an  email regarding (i) legal advice on the approval procedures that are required to be performed for this Transaction under the applicable laws and rules of regulatory Authorities in the jurisdiction where NIO Inc. is listed; and (ii) a brief summary of the progress of the ongoing securities class action of NIO Inc., and the NIO Parties have engaged lawyers practicing in the jurisdiction where NIO Inc. is registered to issue a  customary Cayman legal opinion for this Transaction; and

4.17     The Target Company and the NIO Parties shall have issued to the Investors a confirmation letter confirming that all the above conditions precedent, except for those waived by the Investors in writing, have been satisfied and provided relevant documents evidencing the satisfaction of such conditions precedent.

5           TRANSITIONAL PERIOD

5.1       During the period from the Execution Date of this Agreement to the Closing Date (the “Transitional Period”), the Target Company and the other Group Members shall, and the NIO Parties shall cause the Target Company and the other Group Members to, conduct the business in the ordinary course consistent with past practice, and shall use their best efforts to preserve intact the assets and business, maintain business cooperation relationship with existing customers, suppliers and other third parties, retain existing officers and employees, and maintain the current status (except for normal wear and tear) of all assets and properties owned or used by the Target Company and the other Group Members.

5.2       During the Transitional Period, subject to the receipt of reasonable prior notice from the Investor and the normal operation of the Target Company and the other Group Members, during normal business hours of the Target Company and the other Group Members, the NIO Parties and the Target Company shall provide the Investors and its Representatives with such information regarding the Target Company and the other Group Members as reasonably requested by the Investors in connection with this Transaction, including, without limitation, adequate provision of the books, records, contracts, technical data, personnel data, management information and other documents of the Target Company by the lawyers, accountants and other representatives engaged by the Investors, and prudent examination of the financial, assets and operation status of the Target Company and the other Group Members. In addition, upon occurrence or expected occurrence of any breach of this Agreement by the NIO Parties or the Target Company,  the NIO Parties and the Target Company shall promptly notify the Investor in writing of such breach.

5.3       During the Transitional Period, the NIO Parties and the Target Company shall promptly notify the Investors in writing of the following matters and discuss with the Investor about the effect of such matters on the Target Company and other Group Members so as to ensure the stable operation of the Target Company and other Group Members in the ordinary course of business consistent with past practice:

5.3.1    Change in the equity structure, financial condition, assets, liabilities, business or operations of the Target Company and other Group Members that has or is likely to have any Material Adverse Effect on the Target Company; and

5.3.2    Progress of approval by/registration with governmental Authorities (if applicable).

5.4       During the Transitional Period, the Target Company and the NIO Parties shall, and shall cause their Affiliates and advisors, as well as their respective directors, the NIO Parties management and representatives to, (i) on an exclusive basis, deal with the matters relating to this Transaction jointly with the Investors and their Affiliates; (ii) not engage in any similar transaction or any other transactions in conflict with the transactions contemplated in the Transaction Documents (any of such transactions being referred to as the “Third Party Transaction”); (iii) immediately terminate any discussion or negotiation with any Person in connection with the Third Party Transaction, and hereafter, refrain from discussing or negotiating with any Person in connection with the Third Party Transaction or providing any information to any Person in connection with the Third Party Transaction; and (iv) not encourage any inquiry or proposal with respect to the possible Third Party Transaction or take any other action to facilitate such inquiry or proposal. The Investors shall be notified promptly if the Target Company or other Group Members or the NIO Parties receives any inquiry from any other party in respect of possible Third Party Transaction.

5.5       Without limiting the normal business operation, unless with the prior written consent of the Investor, during the Transitional Period, the NIO Parties shall cause the Target Company and the other Group Members not to, and the Target Company and the other Group Members not to, take the following actions (except for those relevant to this Transaction):

5.5.1    Increase, decrease, allot, issue, acquire, repay, assign, pledge or redeem any registered capital or equity;

5.5.2    Take any action that may result in the dilution of the Investor’s equity interest in the Target Company on the Closing Date by amending its articles of association or through reorganization, merger, sale of share capital, acquisition, sale of assets or otherwise;

5.5.3    Any sale, lease, transfer, authorization or assignment of any asset exceeding RMB 50 million individually or in aggregate, except for those conducted in the ordinary course of business in a manner consistent with past practices;

5.5.4    Any new assumption or incurrence of indebtedness, liability, obligation or expense exceeding RMB 50 million (or the equivalent thereof in other currencies) in aggregate except in the ordinary course of business;

5.5.5    Make any capital expenditure in excess of RMB 100 million (or its equivalent) other than in the ordinary course of business;

5.5.6    Create any mortgage, pledge, security interest or other types of encumbrances on any assets in excess of RMB 50 million, except in the ordinary course of business;

5.5.7    Declare, pay and make any distribution or declaration of a dividend;

5.5.8    Entry into any transaction with an Affiliate;

5.5.9    Conduct or become  a party to any acquisition;

5.5.10  Incorporation of any subsidiary or acquisition of any equity interest or other interest in any other entity for consideration in excess of RMB 50 million;

5.5.11  Unless expressly provided for in the Transaction Documents, formulate or adopt any employee equity incentive plan, or distribute options to or make commitments on distribution options to employees; or

5.5.12  Agree or commit to do any of the foregoing, including, without limitation, execution of a letter of intent, commitment letter and letter of consent.

6           REPRESENTATIONS AND WARRANTIES

6.1       Representations and Warranties of the Target Company and the NIO Parties. Except for the matters expressly disclosed in the Disclosure Letter attached hereto as Exhibit 4, the Target Company and the NIO Parties respectively make the following statements, representations and warranties and severally and jointly ensure that each of the following statements, representations and warranties shall be true, complete and accurate as of the date hereof, the AMR Re-registration Completion Date and the Closing Date; provided that the Target Company and the NIO Parties shall have the right to make update and supplement to the Disclosure Letter attached as Exhibit 4 with respect to any occurrence after the Execution Date on the AMR Re-registration Completion Date and the Closing Date respectively.  The Disclosure Letter refers to particular sections of this Agreement which are subject to amendment, and shall be read with this Agreement and form an integral part of this Agreement. The matters of the Target Company and its Group Members that have or may have Material Adverse Effect as from the Balance Sheet Date to the Execution Date shall also be disclosed in the Disclosure Letter. The Target Company and the NIO Parties agree that, for the purpose of the following matters of this Article 6, their statements, representations and warranties in respect of the matters involving Target Company shall, to the extent applicable, apply to Target Company and its Group Members at the same time.

6.1.1    Authority. The execution of the Transaction Documents, performance by the Target Company of all their obligations thereunder and consummation of the transactions thereunder have been fully and duly authorized by all Transaction Authorities; and the NIO Parties has full capacity for civil conduct and civil rights to execute the Transaction Documents and perform their obligations thereunder. Upon execution, the Transaction Documents shall have legal binding force on the Target Company and the NIO Parties.

6.1.2    Investments. As of the Execution Date, the AMR Re-registration Completion Date or the Closing Date, if applicable, other than the Group Members, the Target Company have no other Subsidiaries, partnerships, branches or offices in the PRC or overseas and do not directly or indirectly hold or own similar interests in any other Persons.

6.1.3    No Conflict. The execution and performance of the Transaction Documents do not violate or conflict with any provisions of the articles of association or other constitutional documents of the Target Company; both the Target Company and the NIO Parties have obtained all the necessary third party consents or authorizations for the transactions under the Transaction Documents. the NIO Parties has performed necessary internal and external approval procedures for this Transaction, and there is no breach of relevant laws and regulations of the NIO Parties’ place of incorporation, place of listing and the registered place of the Target Company, nor is there any breach of written agreements or covenants between the NIO Parties or its Affiliates and any other third party. The material agreements or contracts between the Target Company and its Group Members, the NIO Parties and any other entities will not be terminated or materially affected by the Transaction Documents due to the execution or performance thereof.

6.1.4    Validly Existing of Target Company and the Group Members. The Target Company and the Group Members are legally incorporated and validly existing Persons. The registered capital of the Target Company and its Group Members has been paid in full in a timely manner in accordance with the provisions of its articles of association, and complies with the requirements of Chinese laws. There is no failure to pay, delay in payment, false registration, inadequate capital or withdrawal of registered capital. All of the articles of associations of the Target Company and the Group Members have been legally and validly registered (if required), and are valid and enforceable. The business scope specified in the articles of association of the Target Company and the Group Members is in conformity with the requirements of the PRC Laws. The Target Company and the Group Members have conducted operation activities in strict compliance with the business scope set forth in their articles of association and applicable PRC Laws. All licenses, approvals and permits required for the Target Company and its Group Members to carry out business activities under the Laws of the PRC have been applied for and obtained in accordance with law. All such permits are validly existing. The Target Company and the Group Members have passed the annual inspection (if any) over the licenses and permits of the Target Company conducted by relevant competent governmental Authorities. The documents of the Target Company (including minutes of board meetings, shareholders’ meeting/general meetings, and register of shareholders of the Target Company) have been properly kept and completely and accurately recorded the matters that shall be recorded in such documents.

6.1.5    Financial Reporting. As of December 31, 2019 (the “Balance Sheet Date”) and the Execution Date, the AMR Re-registration Completion Date or the Closing Date, if applicable, all audited accounts and management accounts (including transfer accounts) of the Target Company and the Group Members have been prepared in accordance with the Laws of the PRC and truly, completely and accurately reflect the financial and operation conditions of the Target Company and the Group Members as of the relevant account dates, and the financial records and data of the Target Company and the Group Members fully comply with the requirements of the Laws of the PRC and the PRC Accounting Standards. All documents including books, records of changes in shareholdings, financial statements and all other records shall be kept and be in the possession of the Target Company or the Group Members in accordance with the Laws and commercial practices of the PRC and all major transactions relating to the business of the Target Company or the Group Members shall be recorded accurately and on file. The Target Company and the Group Members do not have such problems as off-balance-sheet cash sales income, off-balance-sheet liabilities, shareholders' occupation of the capital of the Target Company and material internal control loopholes.

6.1.6    Undisclosed Liabilities. Neither the Target Company nor any Group Member has any other material liabilities (meaning debts exceeding RMB 50 million in the aggregate) not reflected in the balance sheet provided to the Investor as of the Balance Sheet Date; the Target Company or the Group Members have never provided any guarantee or other security for others or created any mortgage, pledge or other security right on their properties.

6.1.7    Equity Structure. The registered capital structure of the Target Company and the Group Members as set forth in the articles of association of the Target Company and in the amendments to the articles of association registered with market supervision and administration authorities on the Execution Date is fully consistent with the records in Exhibit 1 hereto and the relevant articles of association of the Target Company and the Group Members provided to the Investor, and truly, completely and accurately reflects the equity structure of the Target Company and the Group Members, and there is no false capital contribution. The Target Company and the Group Members have never committed to or actually issued any equity interests, shares, convertible bonds, warrants, options or equity interests of the same or similar nature other than the above shareholder equity interests in any form or to any person. The equity interests in the Target Company and the Group Members are free and clear of any nominee holding or similar arrangement, pledge or other security interest of any kind, or Encumbrance or any other third party rights (including, with respect to the equity interests in any person, any option or conversion right or pre-emptive right of any nature). The shareholding structure of direct or indirect equity holders of the Target Company (the equity interest in the Target Company penetrating through natural persons or governmental Authorities) will not have material adverse effect on the Target Company’s application for initial public offering of its shares and the initial public offering and listing of its shares on the PRC stock exchange (other than the PRC National Equities Exchange and Quotations System). All the registration and filing procedures applicable to the NIO Parties having obtained the shares and interests in the registered capital of the Target Company and the Group Members have been completed.

6.1.8    No Change. From the Balance Sheet Date, unless acknowledged by the Investors in writing or otherwise provided herein, none of the Target Company and the Group Members has taken the following actions, unless for the purpose of consummation of this Transaction (unless the Target Company shall notify the Investor in writing within five (5) days from the occurrence of such actions):

(1) prepay debts in excess of RMB 50 million cumulatively;

(2) provide guarantee to other persons or create mortgage, pledge and other security rights on its property;

(3) release debts owed by others exceeding RMB 50 million in the aggregate or waive any right of claim;

(4) amend any existing material agreement or contract of the Target Company, which is obviously detrimental to the Target Company;

(5) appoint or dismiss directors, the general manager, the deputy general managers, the finance controller and other officers of the Company or make substantial amendment to their labor contracts;

(6) incur any loss, or have any change in its relationship with suppliers, clients or employees, which will have Material Adverse Effect on the Target Company or the Group Members;

(7) modify the accounting methods, policies or principles and financial accounting rules and systems of the Target Company, except for the modification required by applicable accounting standards;

(8) transfer or license other persons to use the intellectual properties of the Target Company other than in the ordinary course of business of the Target Company and the Group Members;

(9) experience material change in any sales practice or accounting methods of sales, or material change in employees’ policies, rules or regulations;

(10) experience material adverse change in the financial condition of the Target Company or any member of the Group, or any transaction or behavior outside the Main Businesses which has Material Adverse Effect on the Target Company;

(11) adopt any resolutions of shareholders’ meeting or board of directors other than in connection with the operation of its Main Businesses, except for those adopted for the performance of matters agreed by the Investor hereunder;

(12) declare, pay or plan to declare or plan to pay any dividend, bonus or other form of distribution to the shareholders;

(13) (i) sale, mortgage, pledge, lease, transfer and other disposal of assets exceeding RMB 50 million in aggregate outside the course of Main Businesses,

except for the bank loan or corresponding provisions of guarantee as approved by the board of directors  of the Company; (ii) dispose of any fixed assets with an original value exceeding RMB 50 million or agree to the disposal or acquisition of any fixed assets with an original value exceeding RMB 50 million, waive its control over the assets of any Target Company or member of the Group with the original value exceeding RMB 50 million in aggregate, and entry into any contract resulting in the expenditure of fixed assets where the original value of such fixed assets exceeding RMB 100 million in aggregate; or (iii) any expenditure or purchase of any tangible or intangible assets (including equity or equity investment in any person) exceeding RMB 100 million in aggregate;

(14) demerger, merger with or acquisition of a third party’s equity interest, assets or business other than in the ordinary course of business;

(15) breach of the provisions of the statements, representations and warranties under this Agreement by way of acts or omissions; and

(16) any act or omission that may result in the occurrence of the above circumstances.

6.1.9    Taxes. (i) All Tax Returns required to be filed by the Target Company and the Group Members with the relevant competent tax Authorities prior to the date hereof have been filed or will be filed on or prior to the date hereof; (ii) the Company has lawfully paid all Taxes due and payable pursuant to such returns prior to the date hereof; (iii) the Target Company and the Group Members have fully assumed or accrued all Tax obligations or Encumbrances which shall be assumed or accrued by them prior to the date hereof in accordance with the Tax Laws and Regulations of the PRC; (iv) all Tax matters required to be completed prior to the date hereof with respect to any transaction relating to the Target Company and the Group Members or for any period starting on or prior to the date hereof have been completed; (v) no Encumbrance has been incurred due to any failure to complete any Tax matters in respect of the equity interests and assets of the Target Company and the Group Members; (vi) there is no pending or potential Tax dispute, nor have any matters found which may give rise to Tax investigation or Tax dispute with any Governmental Authority prior to the date hereof; and (vii) the completion of this Transaction hereunder will not have any material adverse effect on any Tax preference currently enjoyed by the Target Company and the Group Members at the date hereof. None of the Target Company and the Group Members has entered into or got involved in, or is a party to or otherwise gets involved in, any transaction, plan or arrangement in violation of applicable Laws for the purpose of avoiding or reducing Tax liabilities.

6.1.10  Assets. The Target Company and the Group Members (i) own good and marketable title to all of their owned properties and assets free and clear of any Encumbrance, and (ii) have legitimate leasehold interest in their leased properties or assets. The Target Company and the Group Members own or have the right to use all necessary properties and assets, both tangible and intangible, for the conduct of their current business. The property and equipment used by the Company in its operation, except for normal wear and tear, are in good operating condition and repair and satisfy and meet the current purpose of use.

6.1.11  Related Party Matters.  Any existing shareholders of the Target Company and Group Members (other than the Target Company and the Group Members), directors and Core Management Team, or to the knowledge of the Target Company and the NIO Parties, the affiliates of such persons and the Target Company or the Group Members: (i) do not have any contracts or commitments or any transactions conducted, being conducted or proposed to be conducted; (ii) are not indebted (other than current payables for salary and welfare benefits), not committed to providing loans or security directly or indirectly, unilaterally or bilaterally; (iii) have no interest in or material business relationship with the Target Company or contracts entered into by the Target Company, including purchase, sale, license, authorization of use, provision of any assets and services such as products and intellectual property of the Target Company. None of the directors/Core Management Team of the NIO Parties, the Target Company and the Group Members, or (to the knowledge of the Target Company and the NIO Parties) the Affiliates of such directors/Core Management Team members hold any interest in any of the Target Company or Affiliates of the Group Members, or any business that has relationship or competes with the Target Company or the Group Members (other than the Target Company and the Group Members), or in any company in which the Target Company/Group Members have direct or indirect ownership interest (except for the acquisition of less than 0.1% of the stocks of the listed Target Company through the public securities market), or controls such company by loan, agreement or otherwise, or serves as a senior officer or director at any business that has relationship or competes with the Target Company or the Group Members (other than the Target Company and the Group Members).

6.1.12  Contracts. The Target Company and the Group Members have provided the Investor with the copies of some of their material agreements or contracts currently in effect and in conformity with the originals, and the NIO Parties and the Target Company warrant that such material agreements or contracts are legal, valid and enforceable, and there is no material breach by the Target Company or the Group Members or any other Transaction Party.

Neither the Target Company nor any Group Member is a party to or bound by any of the following contracts, agreements or documents:

(1) contracts, agreements or documents in an amount exceeding RMB 50 million that are not formed in the ordinary course of business;

(2) contracts, agreements or documents  which are not made at arm’s length between independent Persons;

(3) contracts, agreements or documents detrimental to the interests of the Target Company or Group Members;

(4) contracts, agreements or documents restricting the Target Company or Group Members from engaging in the Main Businesses operation;

(5) contracts, agreements or documents involving an amount greater than RMB 200 million that is payable but not yet paid; or

(6) contracts, agreements or documents which have material adverse effect on this Transaction or will be materially affected by this Transaction and have not been disclosed to the Investors;

6.1.13  Intellectual Property. The Target Company and the Group Members own all legal ownership or use rights of intellectual properties necessary for the conduct of Main Business (or will inject Restructure Assets into the Target Company)  (including without limitation patents, trademarks, copyrights, know-how, domain names and trade secrets) (including, in particular, the intellectual properties listed in Exhibit 5). Such intellectual properties are valid and enforceable in accordance with law. To the knowledge of the Target Company and the NIO Parties, there is no issue that may lead to the invalidity or unenforceability of any intellectual property. Neither the Target Company nor the Group Members have infringed upon or illegally used any intellectual property in which any third party has any right, title or interest, or have licensed or allowed any third party to use any intellectual property in which any third party has any right, title or interest; neither the Target Company nor the Group Members have infringed upon others’ intellectual property, trade secrets, proprietary information or other similar rights, and there is no pending or foreseeable claim, dispute or litigation proceedings requiring the Target Company or the Group Members to make a claim for any infringement upon any third party’s intellectual property, trade secrets, proprietary information or other similar rights. To the knowledge of the Target Company and the NIO Parties, there is no infringement by any third party of the intellectual property lawfully owned by the Target Company or the Group Members. The patents, trademarks, software copyrights and domain names owned by the Target Company and the Group Members have been duly registered in accordance with law and are in valid status or proper and effective protection measures have been taken. Except for the intellectual property to be injected into the Target Company in the structural reorganization, the NIO Parties or its Affiliates does not hold any other intellectual property (including without limitation patent, trademark, copyright, non-patented technology, and domain name) in relation to its Principal Business. Key employees of the Target Company and Group Members are employed by the Target Company or Group Members and engage in business activities. To the knowledge of the Target Company and the NIO Parties, such key employees have not violated any contracts or binding undertakings (including without limitation confidentiality obligations and non-competition obligations) entered into with their former employers, and will not constitute infringement upon the legitimate rights of their former employers or other intellectual property rights holders.

6.1.14  Environment, Health and Safety. Since the establishment of the Target Company and the Group Members, they have complied with all applicable Laws of the PRC concerning environmental protection, health and safety in connection with their business operations, and there has been no breach of such Laws of the PRC.

6.1.15  Litigation and Other Legal Proceedings. There is no litigation, arbitration, mediation, investigation, inquiry and other legal or administrative proceedings which may have a Material Adverse Effect on the Target Company or the Group Members or materially and adversely affect the formation, validity and enforceability of the Transaction Documents and the transactions thereunder, whether completed, pending or foreseeable to occur.

6.1.16  Obey the Laws. The activities of the Target Company and the Group Members have at all times complied with the valid Laws of the PRC and the requirements of relevant governmental Authorities in all respects, and do not violate any Laws of the PRC so as to constitute adverse effect on the Target Company or the Group Members.

6.1.17  Non-competition Restrictions. Any operation activities of the Target Company and Group Members within the business scope are not subject to any non-competition restrictions of any nature or with respect to any entities. To the knowledge of the Target Company and the NIO Parties, there is no agreement, judgment, injunction, order or decree which would reasonably be expected to restrict or materially and adversely affect the current or future business activities of the Target Company or Group Members or the conduct of current or proposed business in any material respect.

6.1.18  Employees.

(1) There is no pending or, to the knowledge or expected to the knowledge of the Target Company or the Group Members, potential labor dispute or controversy between the Target Company or the Group Members and its Core Management Team, current or former officers; and to the knowledge or expected to the knowledge of the Target Company or the Group Members, there is no potential labor dispute or controversy between any of its Core Management Team, key technical personnel and other officers and any other business;

(2) The Target Company and the Group Members shall have entered into proper intellectual property ownership agreements, confidentiality agreements and non-competition agreements with the Core Management Team and other key technicians;

(3) none of the key directors and management team of the Target Company and the Group Members serves as a director, officer or supervisor in any other entities, or holds a position (including part-time) in any other third party entities, or is obligated to provide consulting/advisory services to any entities;

(4) none of the Target Company and the Group Members has any outstanding payable economic compensation for termination of employment or other similar indemnification or compensation with respect to employment, in an aggregate amount exceeding RMB 10 million;

(5) The Target Company and the Group Members have fully paid and/or withheld pension, housing, medical care, unemployment and all other social insurance or employee benefits payable in accordance with the relevant PRC laws and all relevant laws, agreements and covenants of the PRC in accordance with the relevant PRC laws, and there is no pending or, to the knowledge of the Target Company and the Group Members, threatened dispute with respect to such social insurance or employee benefits;

(6) other than employee benefits, social and pension security, housing fund and economic compensation for termination of labor contracts as required by the laws of the PRC, the Target Company and the Group Members have not provided or undertaken to provide to employees any other employment, severance, dismissal, retirement or pension benefits, security or compensation;

(7) There is no agreement, covenant or contract restricting the Core Management Team and key technical personnel of the Target Company and the Group Members to operate, manage or engage in Main Businesses or hold any equity interest in the Target Company/the Group Members.

6.1.19  Insurance. The Target Company and the Group Members have purchased insurance consistent with general commercial practices in connection with their daily business operations; none of the Target Company and the Group Members has taken action which may result in the invalidity of such insurance policies or increase of premium rates, nor is there any pending claim against such insurance policies.

6.1.20  Provision of Information. Prior to the Execution Date hereof, the Target Company and the Group Members have provided the Investors or the intermediaries engaged by the Investors with the originals or copies (in the case of copies, such copies are true copies) of all the material documents (“Due Diligence Documents”) (such as documents, agreements, certificates, instruments, permits and other written statements and reports) relating to the Target Company/the Group Members and their Affiliates as required by the Investors or the intermediaries engaged by the Investors for its legal, financial or commercial due diligence on the Target Company/the Group Members and their Affiliates to carry out the Transaction. The Due Diligence Documents are true, accurate and complete, and there is no material omission or misleading or false representation, information or material which could be reasonably expected to materially affect the decision made by the Investors on whether to proceed with the Transaction in accordance with this Agreement.

6.2       Representations and Warranties of the Investors. The Investors hereby severally but not jointly make the following representations, representations and warranties to the Target Company and the NIO Parties and ensures that each of the following representations, representations and warranties shall be true, complete and accurate as of the Execution Date hereof:

6.2.1    Organization and Permissions. It is a company or limited partnership duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement and the Transaction Documents to which it is a party, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. Its execution and delivery of this Agreement and the Transaction Documents to which it is a party, performance of its obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate actions for it  (if applicable), and it has obtained all approval, filing and appraisal procedures (including, without limitation, appraisal, examination, approval and filing in connection with state-owned investment) as required by the Laws and regulations of the PRC. This Agreement has been, and other Transaction Agreements to which it is a party will be, duly executed and delivered by it, and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes, and other Transaction Agreements to which it is a party will upon its execution constitute, its legal, valid and binding obligations, enforceable against it in accordance with the terms hereof and thereof, unless otherwise provided in this Agreement.

6.2.2    No Conflicts. Its execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party do not and will not (i) violate, conflict with, or result in a default under, if applicable, its articles of association or similar constitutional documents, (ii) violate or conflict with any Law or Governmental Order applicable to it, or (iii) violate, conflict with, constitute a default under, or constitute a default under, any document or arrangement to which it is a party, including any note, bond, mortgage, contract, agreement, lease, sublease, license, permit or franchise, which will have an adverse effect on its ability to perform its obligations under this Agreement or other Transaction Documents or consummate the transactions contemplated hereby or thereby.

6.2.3    No Claim. There is no outstanding claim by or against the Investors or its Affiliates which may affect the legality, validity or enforceability of this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby.

6.2.4    Own funds.  The Investors have sufficient internal funds to pay the Capital Increase Price.

7          INDEMNIFICATION UNDERTAKINGS

7.1     Indemnity Covenant regarding Breach of Agreement

7.1.1    If the Investors incur any losses due to breach of any provisions of this Agreement by any one or more Parties other than the Investors or breach of any statements, warranties and representations under Article 6 hereof, the NIO Parties shall indemnify the Investors and bear joint and several liability for such indemnification. In particular, if such losses are caused expressly by the reason attributable to one or more Parties, such liabilities shall be borne by the Party or Parties causing such losses, and the other NIO Parties shall remain jointly and severally liable for such liabilities.

7.1.2    Subject to Article 7.1 hereof, if the Target Company or the Group Members incur  any losses or their assets are impaired due to the breach of any provisions of this Agreement or the breach of any terms of the statements, representations and warranties under Article 6 hereof, the loss of the Investors shall be calculated in proportion to their then actual capital contribution to the Target Company.

7.1.3    The Investors shall indemnify the Target Company, the Group Members or the NIO Parties against any losses incurred by the Target Company, the Group Members or the NIO Parties due to any breach of any provisions of this Agreement by the Investors or the breach of any provisions of the statements, representations and warranties under Article 6 hereof.

7.2     Indemnification Undertaking for Special Matters: The Parties further agree that, if the Target Company and other Group Members incur any losses, costs or expenses (“Special Losses”) due to violation of laws and regulations and the following matters,  and the Target Company and other Group Members have failed to disclose such matters to the Investors in the disclosure letter set forth in Exhibit 4, upon written request by the Investors,  the NIO Parties shall pay the Target Company or the Group Members an amount equal to the Special Losses in cash within ten (10) business days from the date on which the Investors give a written notice so as to restore the Target Company or the Group Members to the status as if such matters have not occurred:

7.2.1    Any tax compliance issues (including but not limited to tax declaration and payment issues, individual income tax withholding issues, tax preference issues and financial subsidy issues) of the Group Members prior to the Closing Date, which cause the Group Members to be ordered to pay any outstanding taxes, refund the financial subsidies, pay the overdue fines and be imposed on administrative penalty by the competent governmental departments, or cause the Group Members to incur  other losses;

7.2.2    Any compliance issues of the social insurance and housing funds of the Group Members before the Closing Date, and the labor contract disputes or other labor disputes that may exist between the Group Members and the employees, which result in the Group Members being ordered to pay any outstanding social insurance and the housing funds, pay the overdue fines, and be fined or subject to the administrative penalties by the competent governmental departments, or cause the

Group Members to incur other losses;

7.2.3    Any other possible compliance issues of the Group Members prior to the Closing Date, resulting in the Group Members being ordered to pay overdue fine, fines or administrative penalties by the competent governmental departments, or cause the Group Members to incur other losses, and the aforesaid circumstances have caused the material obstacles to the Qualified IPO of the Target Company;

7.2.4    Any material or document submitted by the NIO Parties or the Group Members to any Governmental Authority prior to the Closing Date is untrue, inaccurate or incomplete, as a result of which the Group Members are required by relevant governmental Authorities to pay overdue fine, penalty or administrative penalty and such circumstances have caused the material obstacle to the Qualified IPO of the Target Company;

7.2.5    The entitlement to any tax preference or financial subsidy is attributed in whole or in part to any irregular method, act, omission, fraud or circumvention, and the tax preference or financial subsidy is required to be refunded;

7.2.6    Any asset losses incurred by the Group Members or any claims, demands or claims made by any other party against the Group Members due to any dispute and encumbrance in the title of any assets of the Group Members;

7.2.7    Loss caused by product quality problems of Group Members;

7.2.8    Group Members assume any responsibility, obligation or punishment for violating applicable laws and regulations before the Closing Date;

7.2.9    Any losses, expenditures, expenses, asset impairments, fines or encumbrances suffered by the Investors or Group Members, due to fines, litigation, arbitration and other disputes of any of Group Members which exceed RMB 50 million and are not disclosed by the NIO Parties and/or the Group Members;

7.2.10  The Target Company and the Group Members are subject to any administrative or criminal penalties due to insufficient capital contribution, false capital contribution or withdrawal of capital contribution and/or other legal defects on the part of the NIO Parties;

7.2.11  The Target Company and Group Members suffer any asset impairment, fine or other losses due to the securities class action matters relating to NIO Inc.; and

7.2.12  Any of NIO Parties or the Target Company violates Article 2.4 hereof and cause losses to the Investors.

8           POST CLOSING OBLIGATION

8.1     After the Closing, the Target Company and the NIO Parties undertake that, during the performance of this Agreement, they shall have the obligation to promptly, completely and accurately disclose to the Investors or the Directors appointed by the Investor with respect to their breaches of the representations, warranties and covenants hereunder.

8.2     Unless acting in accordance with the Transaction Documents or with the prior written consent of the Investors, the Target Company and the NIO Parties covenant that the Target Company and other Group Members will at all times:

8.2.1    Carry out operations in the ordinary course, and maintain its normal business partnership with customers to ensure that the goodwill and operations of the Group Members will not suffer from the Material Adverse Effect after the Closing Date;

8.2.2    To regulate the related-party transactions, and none of the Affiliates of the Group Members shall infringe upon the interests of the Group Members through related-party transactions and dealings;

8.2.3    Perform executed contracts, agreements or other documents relating to the assets and business of the Group Members in a timely manner;

8.2.4    Guarantee that the Target Company and other Group Members will continue to operate legally, and obtain and maintain the governmental approval documents and other permits and consents necessary for their operation; and

8.2.5    Promptly notify the Investor in writing of any event, fact, condition, change or other circumstances that have had or may have Material Adverse Effect on the Target Company or other Group Members.

8.3     After the Closing Date, the Target Company shall immediately establish a sound financial system, including but not limited to financial internal control system, in order to ensure that the internal financial authorization of the Company is clear, financial data and records are accurate and the financial treatment complies with the PRC Laws and internal management rules of the Company; and prohibit use of personal accounts for receipts and payments of the Company.

8.4     The NIO Parties warrant that when NIO Co., Ltd. and Anhui Jianghuai Automobile Group Limited by Shares sign a supplementary agreement or renew the cooperation agreement for automobile manufacturing cooperative factories, such agreement shall further specify the mechanism for loss subsidy, assumption and recovery of product quality liability, and the adjustment mechanism for single vehicle processing costs.

8.5     NIO HK and NIO Energy Investment (Hubei) Co., Ltd. signed an Investment Agreement on the NIO Energy Project with Wuhan East Lake Technology Development Zone Management Committee in May 2017, agreeing that Hubei Technology Investment Group Co., Ltd. which was designated as the main entity by Wuhan East Lake Technology Development Zone Management Committee, shall invest RMB 384 million in Wuhan NIO Energy Development Zone Co., Ltd. in the form of equity investment which is debt investment in nature, and agreeing on the project investment amount, project construction plan and relevant supporting policies. After the Closing, the NIO Parties shall use its commercially reasonable efforts to further discuss with Wuhan East Lake Technical Development Zone Management Committee regarding the amendment and modification of the agreement based on actual situations then in order to ensure that the foregoing circumstances will not have any material effect on the Qualified IPO of the Target Company. If the NIO Parties violate relevant provisions in the aforesaid Investment Agreement on the NIO Energy Project which causes losses upon the Target Company and/or the Group Members, the NIO Parties agree to indemnify for the losses caused thereby, and if any indemnification shall be paid, such indemnification shall be paid by the NIO Parties without any liability upon the Target Company.

8.6     Weiran (Jiangsu) Investment Co., Ltd. and the relevant investors have entered into the Capital Increase and Subscription Agreement and the supplementary agreements thereof, setting forth competition and other terms in connection with its investment in Jiangsu Weiran Automobile Co., Ltd. After the closing, the NIO Parties guarantee that the business operations of Jiangsu Weiran Automobile Co., Ltd. and Weiran (Jiangsu) Investment Co., Ltd. will not have a material adverse impact on the Qualified IPO of the Target Company. If necessary, the assets related to the complete vehicle trial-manufacture of Jiangsu Weiran Automobile Co., Ltd. and Weiran (Jiangsu) Investment Co., Ltd. shall be promptly disposed of to ensure that the work progress of the Qualified IPO of the Target Company will not be affected. Undertaking or explanation letter including the term of no competition shall be issued in accordance with the requirements of the issuance and listing review authority, and measures to resolve any competition issue, including but not limited to deregistration, transfer of the aforesaid two companies, or termination of the competing business of the aforesaid two companies, shall be taken. If the competition between Jiangsu Weiran Automobile Co., Ltd. and Weiran (Jiangsu) Investment Co., Ltd. causes any direct economic losses to the Target Company, all such direct economic losses shall be borne by NIO Inc. without any liability upon the Target Company.

8.7     The NIO Parties and the Target Company shall ensure that the related-party transactions between the Target Company and its Group Members as one party and their Affiliates as the other party (including but not limited to the research and development commissioned by NIO USA, Inc., sale of products and technology license between relevant persons including Jiangsu Weiran Automobile Co., Ltd.) are fair, reasonable and necessary and shall enter into formal transaction documents for the remaining related-party transactions within one (1) month after the Closing Date. The NIO Parties and the Target Company shall ensure that if there is any key intellectual property related to the Main Business of the Target Company and Group Members that is created in the research and development commission related-party transactions, the ownership arrangement of such key intellectual property  shall be in line with the fairness and reasonableness principle, and the NIO Parties and the Target Company shall ensure that related-party transactions regarding any key intellectual property related to the Main Business of the Target Company and Group Members in the related-party transaction will not have material impact on the Qualified IPO of the Target Company in China's A-share market. If necessary, rectification shall be carried out in line with relevant requirements of the issuance and listing review authority to ensure that the Target Company's Qualified IPO can be conducted smoothly.

8.8     Within three (3) months from the Closing Date, the NIO Parties and the Target Company

shall complete the dismantling of the existing VIE structure of Shanghai NIO Automotive New Energy Co., Ltd. and shall clean up the relevant historical payments involved in such VIE structure. Within twelve (12) months as from the Closing Date, the NIO Parties and the Target Company shall specify the treatment of the existing VIE structure of Beijing NIO Network Technology Co., Ltd. and the relevant historical payments; provided, however, that they shall ensure that the relevant VIE structure of Beijing NIO Network Technology Co., Ltd. will not have any material adverse effect on the Qualified IPO of the Target Company.

8.9     The NIO Parties warrant to procure by December 31, 2020 that appointment of the directors and officers of the NIO Parties and the Target Company has been adjusted to ensure the personnel independence of the Target Company, that the Core Management Team have entered into employment agreement with the Target Company or Group Members and hold the position in fact, that the composition of the directors and officers of the Target Company is competent for the business operation of the Target Company, and has sufficient decision-making capacity and authority; and that the arrangement of the directors and the officers of the Target Company shall meet the examination and approval requirements for the Qualified IPO of the Target Company in China’s A-share market.

8.10   With regard to deficiency in the property rights, use purposes, registration procedures, etc. of the properties being used by the Target Company and Group Members (if any), the NIO Parties shall make due correction of such deficiency after the Closing to prevent occurrence of any Material Adverse Effect on the Target Company’s Qualified IPO arising therefrom.

8.11   The NIO Parties undertake to disclose to Investors the progress of NIO Inc.’s existing securities class action lawsuits, such as any new litigation, arbitration, administrative penalties, injunctions or other possible actions against the NIO Parties which may have Material Adverse Effect on the Target Company and Group Members, the NIO Parties shall promptly inform the Investors of such event after its occurrence.

8.12   The Target Company and the NIO Parties undertake that the ownership and exclusive rights of intellectual property rights and other Restructure Assets other than Equity Contributions (see Exhibit 3 for details, excluding intellectual property rights of NIO Co., Ltd.) shall be transferred to the Target Company within one (1) year after the Closing, which means the Target Company shall become the owner or registrant of all such Restructure Assets.

8.13   The Target Company and the NIO Parties undertake that the Target Company shall convene the board of directors and shareholders' meeting as soon as possible after the Closing Date, and review and approve the appointment of the Core Management Team such as CEO and CFO of the Target Company,  formation of the Target Company's organizational structure  and basic management system, and delineation of management responsibilities and authorities.

8.14   The Target Company and the NIO Parties undertake to change the name of the Target Company to a name containing the word “NIO China”  and registered the name so changed with the AMR within ninety (90) business days after the Closing.

8.15   The Target Company and the NIO Parties undertake to complete the selection and engagement of relevant intermediaries for listing on the domestic market of the Target Company by December 31, 2020, including but not limited to sponsors, lawyers and auditors.

9           TRANSACTION EXPENSES

9.1     For the purpose of this Transaction, the lawyers, accountants and other intermediaries engaged by the Investors shall carry out comprehensive business, legal and financial due diligence on the assets, business and other aspects of the Group Members at the expense of the Investors.

9.2     Unless otherwise specified in this Agreement or other Transaction Documents, each of the Target Company,  the NIO Parties and the Investors shall be solely responsible for all transaction expenses and taxes and fees incurred by it as a result of the Transaction.

10        CONFIDENTIALITY

10.1   Unless with the prior written consent of the other Parties or as otherwise provided by this Agreement and Laws, none of the Parties shall, whether directly or indirectly, disclose, use, or permit its directors, employees, representatives, agents, consultants and counsels to disclose or use, the following Confidential Information:

10.1.1  Existence of the Transaction Documents and information relevant to this Transaction;

10.1.2  Any discussions between the Parties regarding the execution and performance of this Agreement, the terms and conditions of this Agreement or any other information relating to this Transaction;

10.1.3  Any confidential or proprietary information relating to the other Parties or their Affiliates obtained by any Party in the course of the negotiation of the Transaction with the other Parties or the performance of this Agreement.

10.2  The Parties shall be exempted from the confidentiality obligations hereunder in the following circumstances:

10.2.1  Any confidential information may be disclosed to the officers, representatives, agents, consultants, counsels and other persons who need to know such confidential information for the purpose of participation of any Party in this Transaction. Subject to such disclosure, such officers, representatives, agents, consultants, counsels and other persons shall be obliged to keep the Confidential Information confidential equivalent to the Confidential Information hereunder; and

10.2.2  If any Confidential Information has entered the public domain through no fault of any Party, such Party shall no longer be subject to the confidentiality obligations with respect to such Confidential Information;

10.2.3  The relevant information that has been publicly disclosed or that has been disclosed according to the laws, regulations and/or the requirements of the securities regulatory departments, stock exchanges and the administrative organs that have handled the record-filing or examination and approval.

10.3   The Parties hereto mutually agree that any breach of the confidentiality obligation hereunder by any Party shall constitute a breach by such Party and the non- breaching Party shall have the right to request the breaching Party to bear liabilities for breach of contract and initiate legal proceedings to request the cessation of such breach or the adoption of other remedies so as to prevent further breach.

10.4   The confidentiality obligation set forth in this article shall not be terminated by termination of this Agreement.

11         FORCE MAJEURE

11.1   If a Party encounters earthquake, typhoon, flood, fire, military action, strike, riot, war or other unforeseeable Force Majeure Event beyond the reasonable control of such Party (each, a “Force Majeure Event”) and materially impedes its performance of this Agreement, such Party shall immediately notify the other Parties without undue delay, and provide the other Parties with detailed information and documentary evidence in respect of such event to explain the reason for its inability to perform or delay in performing all or part of the obligations hereunder within fifteen (15) days after the notice is given. The Parties shall consult with each other to seek and implement a solution acceptable to both Parties.

11.2   If an Force Majeure Event occurs, the Party affected by such event shall not be responsible for any damage, increased costs or losses which any of the other Parties may sustain by reason of the failure or delay of performance of its obligations under this Agreement and such failure or delay of performance of this Agreement shall not be deemed a breach of this Agreement. The Party encountering the Force Majeure Event shall take appropriate means to minimize or mitigate the effect of the Force Majeure Event and, as soon as practicably possible, attempt to resume performance of the obligation delayed or prevented by the Force Majeure Event; otherwise, the Party encountering the Force Majeure Event shall not be entitled to claim delay or relief for its obligations to the extent of the impact.

11.3   In the event that an Force Majeure Event or the effect thereof prevents one or all Parties from performing all or part of its or their obligations under this Agreement for more than three (3) months, the party not affected by the Force Majeure Event shall have the right to request termination of this Agreement, release of part of its or their obligations under this Agreement, or delay the performance of this Agreement.

12         GOVERNING LAW AND DISPUTE RESOLUTION

12.1   The formation of this Agreement, its validity, interpretation, implementation and resolution of any disputes arising hereunder shall be governed by and construed in accordance with the laws of the PRC.

12.2   All disputes arising from the implementation of this Agreement or in connection with this Agreement shall be resolved by the Parties through friendly consultation. Any dispute that cannot be resolved through consultation within thirty (30) days after the occurrence of such dispute, any Party shall have the right to submit the dispute to the China International Economic and Trade Arbitration Commission located in Beijing for arbitration in accordance with its arbitration rules then in effect. The arbitration tribunal shall consist of three (3) arbitrators to be appointed in accordance with the arbitration rules. The applicant shall appoint one (1) arbitrator, the respondent shall appoint one (1) arbitrator, and the third (3rd) arbitrator shall be appointed by the first two arbitrators through consultation or appointed by the China International Economic and Trade Arbitration Commission. The arbitration proceedings shall be conducted in Chinese. The arbitration award shall be final and binding on all Parties.

12.3   During the period when a Dispute is being resolved, the Parties shall continue to have their respective rights and perform their obligations under this Agreement other than those involved in the Dispute.

13        EFFECTIVENESS, MODIFICATION AND TERMINATION

13.1   Unless otherwise provided hereunder, this Agreement shall become effective upon signature by the legal representative or authorized representative of each Party and affixation of company seal by each Party.

13.2   Contents related to the capital increase by Hefei Investor shall be implemented after approval by the State-owned Assets Supervision and Administration Agency of Hefei City. Contents related to the capital increase by Anhui High-tech Co. shall be implemented after the relevant state-owned assets approval procedures have been completed.

13.3   If Hefei Investor and Anhui High-tech Co. request to make change to this Agreement in connection with effecting the procedures necessary to obtain state-owned assets approval, the Parties agree to enter into a supplement hereto. If there is any inconsistency, such supplement shall prevail.

13.4   This Agreement may be amended or modified by the Parties through mutual consultation. Any amendment or modification shall be made in writing and become effective upon execution by the Parties hereto.

13.5   If any term of this Agreement is found, held or deemed to be illegal, invalid or unenforceable by an arbitral body, judicial authority or administrative authority, the validity, legality and enforceability of the remaining terms shall not be affected or impaired thereby. The Parties agree to amend this Agreement or execute a supplementary agreement appropriately as the case may be through consultation in good faith to restore the original intent of this Agreement and the rights or obligations enjoyed or performed by the Parties as originally set forth herein.

13.6   If relevant terms hereof are amended due to change of relevant laws, regulations or policies or as required by governmental Authorities, the Parties shall use their respective best efforts to unanimously accept such amendment and enter into relevant agreements to restore and confirm the rights or obligations that shall be enjoyed or performed by the Parties hereunder in compliance with the requirements of relevant laws, regulations or policies.

13.7   This Agreement may be terminated by the following means:

13.7.1  The Parties agree to terminate this Agreement in writing and determine the termination effective date;

13.7.2  Prior to the Closing Date, the Investors shall have the right to terminate this Agreement by giving a written notice to the other Parties in the event of the occurrence of any of the following circumstances and shall specify the effective date of such termination in the notice:

(1)       The statements, representations or warranties of the Target Company or the NIO Parties are untrue or have omission in material aspects;

(2)       The Target Company or any NIO Party breaches any covenant, statement, representation, warranty, covenant or any other obligation hereunder, and fails to take effective remedies satisfactory to the Investors within twenty (20) business days after the Investor gives a written notice of such breach;

(3)       If this Capital Increase in Cash and Equity Contribution fail to be completed within sixty (60) business days as from the Execution Date hereof or another date agreed by the Parties through consultation (which is the later of the AMR Re-registration Completion Date and the Closing Date), because any of the Investor’s closing conditions is proved to be unfulfilled or not waived by the Investors.

13.8   Effect  of  Termination.

13.8.1  After this Agreement is terminated in accordance with the above Article 13.5.1, unless otherwise agreed upon by the Parties, each Party hereto shall refund the considerations received from the other Parties hereunder based on the principles of fairness, reasonableness, honesty and credibility and try to restore to the status prior to the execution of this Agreement.

13.8.2  If any of the Investors terminates this Agreement in accordance with the above Article 13.7.2, and if such Investor has paid the capital increase price to the Target Company then, the Target Company shall return the capital increase price in full to the Investor and pay the Investor interest calculated at the interest rate of 8.5% per year (compounded annually). Such interest shall accrue from the actual payment date of each installment of the Capital Increase Price. If such interest cannot make up all losses incurred by such Investor, the Target Company shall make up the same to the Investor. The NIO Parties shall bear joint and several liability for the return of the above Capital Increase Price and interest accrued thereon.

13.8.3  After termination of this Agreement, all rights and obligations of the Parties hereunder shall terminate. The termination of this Agreement shall not affect the non-defaulting party’s right to request the defaulting party to pay liquidated damages and compensate for losses.

14        NOTICES AND DELIVERY

14.1   During the term of this Agreement, if the performance of this Agreement is affected due to the change of laws, regulations and policies, or due to any Party’s loss of its qualification and/or ability to perform this Agreement, such Party shall assume the obligation to notify the other Parties within a reasonable period of time.

14.2  The Parties agree that any notice relating to this Agreement shall only be effective if it is delivered in writing. Delivery in written forms include but are not limited to delivery by courier, mail and email. Any such notice shall be deemed to have been delivered: (a) by courier or personal delivery, on the date it is received by the recipient; (b) by registered or certified mail, seven (7) business days after it is sent; and (c) by e-mail, immediately after the e-mail is successfully sent. Notices shall be deemed effectively given to the following places or to the following e-mail boxes:

SDIC

Contact: DU Shuo

Mailing Address: [***]

Contact No.: [***]

Email: [***]

Anhui High-tech Co.

Contact: LIU Jingran

Mailing Address: [***]

Contact No.: [***]

Email: [***]

Hefei Construction Co.

Contact: XU Jing

Mailing Address: [***]

Contact No.: [***]

Email: [***]

The NIO Parties

Contact: LI Bin

Mailing Address: [***]

Contact No.: [***]

Email: [***]

The Company

Contact: LI Bin

Mailing Address: [***]

Contact No.: [***]

Email: [***]

14.3   If any Party changes the above mailing address or contact information (the “Changing Party”), it shall notify the other Party within seven (7) days after the occurrence of such change. If the Changing Party fails to notify the other Party of the same in a timely manner, it shall bear the losses arising from such failure.

15         MISCELLANEOUS

15.1   This Agreement, other Transaction Documents and the exhibits attached hereto shall constitute the entire agreement of the Parties with respect to this Transaction and supersede any prior agreement, letter of intent, memorandum of understanding, representations or other obligations (whether written or oral, including various forms of communication) of the Parties with respect to this Transaction and this Agreement (including amended or modified agreements or amendments thereto, and the other Transaction Documents) contains the only and entire agreement of the Parties with respect to the matters hereunder.

15.2   The Exhibits hereto shall be an integral part of this Agreement and shall be supplemental to and have the same legal effect as the text hereof.

15.3   Subject to the relevant provisions under this Agreement and the Shareholders Agreement, SDIC, Anhui High-tech Co. and the Hefei Investor shall have the right to transfer all or part of their rights, interests and obligations under this Agreement to their Affiliates or third parties agreed by the NIO Parties. The relevant transferee shall acknowledge and agree to the entire contents of this Agreement, and shall re-sign this agreement with other Parties or sign relevant supplementary agreements or joinder agreements to confirm their rights and obligations. Regarding the aforementioned transfer, the other Parties to this Agreement hereby waive their rights of first refusal and any other priority rights that they may have in accordance with applicable PRC laws, this Agreement, the Shareholders Agreement, Target Company's Articles of Association, or any other cause.

15.4   The Investors’ implementation of this Transaction does not authorize its use of any trademark, trade name, service mark or logo (or any abbreviation or imitation thereof, including, without limitation, “SDIC”,“SDIC Merchants” and  “SDIC”) of the Investors or their Affiliates. Without the prior written consent of the Investors, the Target Company and the other Group Members, the NIO Parties and its Affiliates shall not directly or indirectly represent that any product or service provided by them has been approved or acknowledged by the Investors or their Affiliates.

15.5   For the purpose of providing the Investors with all the rights, powers and remedies granted hereunder, upon reasonable request of the Investors from time to time, the other Parties shall take all such further acts and actions or cause all such further acts and actions to be taken and execute or procure the execution of all such further documents.

15.6   If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, the legality, validity and enforceability of the remainder of this Agreement shall not be affected. The Parties shall use their best reasonable efforts in order to substitute the invalid or unenforceable provision with a valid and enforceable substitute provision that comes as close as possible to the invalid or unenforceable provision in terms of its intended meaning and that ensures that the objectives of the invalid or unenforceable provision are as close as possible.

15.7   No failure or delay of any Party to exercise and/or enjoy its rights and/or benefits hereunder shall be deemed as a waiver of such rights and/or benefits, nor shall any partial exercise of such rights and/or benefits preclude any future exercise of such rights and/or benefits.

15.8   In the event that a separate agreement is required to be executed in accordance with the form provided by the governmental Authorities for the purpose of requesting a governmental authority to perform of a certain act in connection with the Transaction contemplated by this Agreement, this Agreement shall have full priority over the said separate agreement and such agreement may only be used to request performance of such specific act from the governmental authority and shall not be used to establish and prove the rights and obligations of the relevant Parties with respect to the matters stipulated by this Agreement.

15.9   Independence

15.9.1  The Parties agree that each Investor shall have rights and obligations to them respectively in connection with this Agreement as the Investors and the obligations and liabilities of each Investor under this Agreement and other Transaction Documents shall be separate but not joint and several.

15.9.2  If any dispute arises between any of the Investors and any other Party in connection with the interpretation of this Agreement or other Transaction Documents, the rights and obligations of such Investor in connection with the matters referred to in this Agreement and other Transaction Documents to which the Investors relate shall be interpreted separately. The execution, effectiveness, performance, termination or dispute of this Agreement and the other Transaction Documents by an Investor will not have any adverse effect on the execution, effectiveness, performance, rescission and dispute of this Agreement and the other Parties.

15.9.3  The waiver of rights or termination of this Agreement by each Investor shall be valid only within the scope of rights and obligations of such Investor and shall not constitute a waiver of rights or termination of this Agreement by any other Party.

15.10 This Agreement is written in the Chinese language in ten (10) originals with the same legal effect. Each Party shall hold one (1) counterpart.

The Parties hereby execute this Agreement as of the date first written above.

[SIGNATURE PAGES FOLLOW]

Exhibit 4.36

(This is the Signature Page to the NIO China Investment Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

CMG-SDIC Capital Management Co., Ltd.

(Company Chop)

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:

(This is the Signature Page to the NIO China Investment Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Anhui Provincial Emerging Industry Investment Co., Ltd.

(Company Chop)

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:

(This is the Signature Page to the NIO China Investment Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

HeFei City Construction and Investment Holding (Group) Co., Ltd.

(Company Chop)

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:

(This is the Signature Page to the NIO China Investment Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

NIO Inc.

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:

(This is the Signature Page to the NIO China Investment Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

NIO Nextev Limited

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:

(This is the Signature Page to the NIO China Investment Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

NIO User Enterprise Limited

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:

(This is the Signature Page to the NIO China Investment Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

NIO Power Express Limited

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:

(This is the Signature Page to the NIO China Investment Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

NIO (Anhui) Holding Co., Ltd

(Company Chop)

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title: